Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

LINCOLN NATIONAL CORPORATION,

LINCOLN NATIONAL INVESTMENT COMPANIES, INC.

and

MACQUARIE BANK LIMITED

dated as of August 18, 2009

TABLE OF CONTENTS

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ARTICLE I PURCHASE AND SALE

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE IV COVENANTS

ARTICLE V CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 5.1	Mutual Conditions	56
Section 5.2	Conditions to the Obligation of Buyer	56
Section 5.3	Conditions to the Obligation of Seller Parent and Seller	58
Section 5.4	Frustration of Closing Conditions	58

ARTICLE VI TERMINATION

Section 6.1	Termination	59
Section 6.2	Survival after Termination	60

ARTICLE VII TAX MATTERS

ARTICLE VIII INDEMNIFICATION

ARTICLE IX MISCELLANEOUS

Annexes

Annex A –                      Definitions

Exhibits

Exhibit A –                      Illustrative Closing Balance Sheet

Exhibit B –                      Transition Services Agreement Term Sheet

Exhibit C –                      Form of the General Account Advisory Agreements

Exhibit D –                      Certain Terms of Subleases

Exhibit E –                      Purchase Price Adjustment Payment Amounts

Exhibit F –                      Certain Company Group Investment Professionals

Exhibit G –                      Outline of IT Separation Plan

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of August 18, 2009 (this “Agreement”), is by and among Macquarie Bank Limited, an Australian corporation (“Buyer”), Lincoln National Corporation, an Indiana corporation (“Seller Parent”) and Lincoln National Investment Companies, Inc., an Indiana corporation and an indirect wholly-owned Subsidiary of Seller Parent (“Seller”).  For all purposes of this Agreement, capitalized terms shall have the respective meanings set forth in Annex A hereto.

W I T N E S S E T H :

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Delaware Management Holdings, Inc. (the “Company”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, at the Closing, (i) Buyer shall purchase from Seller, and Seller shall sell, transfer and deliver to Buyer, all of the Shares free and clear of any Encumbrances, and (ii) Buyer shall pay by Wire Transfer to Seller an amount in cash equal to (A) $320,000,000 (such amount, the “Base Purchase Price”), plus (B) the Estimated Net Assets and less (C) the Revenue Run-Rate Adjustment Amount, if any (the Base Purchase Price as adjusted pursuant to the foregoing clauses (B) and (C), the “Closing Purchase Price,” and as so further adjusted pursuant to Sections 1.4, 1.5, 1.6 and 1.7 following the Closing, the “Purchase Price”).

Section 1.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered:

(i) the executed officer’s certificate required pursuant to Section 5.2(c) in form and substance reasonably satisfactory to Buyer;

(ii) one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(iii) a duly executed and acknowledged certificate of Seller of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), dated as of the Closing Date;

(iv) each of the General Account Advisory Agreements, duly executed by the RIA and the applicable Affiliate of Seller Parent;

(v) the Transition Services Agreement, duly executed by Seller Parent or one of its Affiliates.

(b) At the Closing, Buyer shall deliver or cause to be delivered:

(i) the executed officer’s certificate required pursuant to Section 5.3(c) in form and substance reasonably satisfactory to Seller;

(ii) by Wire Transfer to the account of Seller designated pursuant to Section 1.2(c), an amount in cash equal to the Closing Purchase Price;

(iii) the Transition Services Agreement, duly executed by Buyer and/or one of its Affiliates.

(c) Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer Wire Transfer instructions designating the account to which the Closing Purchase Price due to Seller shall be paid by Buyer at the Closing.

Section 1.3 Closing.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m., local time, on (a) the first Business Day of the calendar month immediately following the calendar month in which all of the conditions set forth in Article V hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived by the parties entitled to the benefits thereto; provided that, notwithstanding that all of the conditions set forth in Article V hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) may have been satisfied, at the option of Seller, if Seller has complied with its covenant in Section 4.2(a)(iv), the Closing may be delayed until the first Business Day of the calendar month occurring immediately after the calendar month during which Closing would otherwise occur if the Closing Revenue Run-Rate is less than 90% of the Base Revenue Run-Rate, provided, further, that such option may only be exercised one time, or (b) at such other date, time and place as Buyer and Seller shall mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”).

Section 1.4 Net Assets Adjustment.

(a) Seller shall prepare (or cause to be prepared) an estimated unaudited consolidated balance sheet of the Company Group as of the close of business on the Business Day immediately prior to the Closing Date, which balance sheet shall be prepared in accordance with the Closing Balance Sheet Principles (the “Estimated Closing Balance Sheet”).  Seller shall provide Buyer with a draft of the Estimated Closing Balance Sheet no later than ten Business Days prior to the Closing.  Seller and Buyer will in good faith discuss the Estimated Closing Balance Sheet delivered to Buyer and Seller will consider Buyer’s comments on such draft to the extent consistent with the Closing Balance Sheet Principles, provided that such comments are delivered in writing to Seller within three Business Days of Buyer’s receipt of the draft Estimated Closing Balance Sheet.  The final version of the Estimated Closing Balance Sheet shall be delivered to Buyer at least two Business Days prior to the Closing Date.

(b) As soon as reasonably practicable following the Closing Date, and in no event more than 60 days thereafter, Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet of the Company Group as of the close of business on the Business Day immediately prior to the Closing Date, which balance sheet shall be prepared in accordance with the Closing Balance Sheet Principles (the “Final Closing Balance Sheet”).

(c) Within 60 days after delivery to Seller of the Final Closing Balance Sheet (during which period Buyer shall provide access to such working papers and information of it and its Affiliates and their accountants relating to the preparation of the Final Closing Balance Sheet as may be reasonably requested by Seller and its Affiliates and their respective representatives), Seller may dispute all or a portion of such Final Closing Balance Sheet by giving written notice (a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a “Disagreement”).  The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  If Seller does not provide a Notice of a Disagreement to Buyer within the 60-day period set forth in this subsection (c), Seller shall be deemed to have irrevocably accepted the Final Closing Balance Sheet in the form delivered to it by Buyer.

(d) If Seller delivers a Notice of Disagreement and Buyer does not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within 45 days following the delivery of such Notice of

Disagreement (during which period Seller shall provide access to such working papers and information of it and its Affiliates and their accountants relating to the preparation of the Notice of Disagreement as may be reasonably requested by Buyer and its representatives), Buyer shall be deemed to have irrevocably accepted the Final Closing Balance Sheet as modified by Seller in the manner set forth in the Notice of Disagreement.

(e) If Buyer shall dispute a Notice of Disagreement by delivery of written notice to Seller within the 45-day period set forth in the preceding subsection (d), and within the 20 days following the delivery to Seller of the notice of such dispute, the parties do not resolve the Disagreement in writing, such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement.  If any remaining issues in dispute are submitted to the Independent Accounting Firm for resolution, each of Buyer and Seller will be afforded an opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Independent Accounting Firm as the Independent Accounting Firm may request or permit.  The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate the Final Closing Balance Sheet and shall be instructed that its calculation must be made in accordance with the standards and definitions in this Agreement (including the Closing Balance Sheet Principles).  Buyer and Seller shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within 30 days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible.  The Independent Accounting Firm shall make a determination with respect to any unresolved Disagreement only in a manner consistent with this Section 1.4, and in no event shall the Independent Accounting Firm’s determination of the unresolved Disagreements be for an amount that is outside the range of Buyer’s and Seller’s proposals with respect to each individual Disagreement.  Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the Final Closing Balance Sheet.  Each of Buyer and Seller shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the 30-day period described in the fourth sentence of this subsection (e), and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination.  The fees and expenses of the Independent Accounting Firm shall be borne by the party whose proposed Final Net Asset amount as reflected in such party’s submission to the Independent Accounting Firm differs the most from the Final Net Asset amount finally determined by the Independent Accounting Firm (or, if such differences of the parties are equal, equally by Buyer and Seller).

(f) Promptly after the Final Closing Balance Sheet has been finally determined in accordance with this Section 1.4 (including by means of a deemed acceptance of such documents by Buyer or Seller as provided in subsections (c) and (d) of this Section 1.4), but in no event later than five Business Days following such final determination, (i) if Final Net Assets is greater than the Estimated Net Assets, Buyer shall pay to Seller an amount in cash equal in the aggregate to such difference by Wire Transfer as set forth in written instructions from Seller and (ii) if the Final Net Assets is less than the Estimated Net Assets, Seller shall pay to Buyer an amount in cash equal to such difference by Wire Transfer as set forth in written instructions from Buyer.  In any case, the foregoing amount payable shall be accompanied by interest thereon calculated from the Closing Date until the date of payment at the Applicable Rate.

(g) The provisions of Section 1.4(e) relating to resolutions of disputes by the Independent Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction of this Agreement (apart from the mathematical calculation of Final Net Assets and the accounting treatment of components thereof as such treatment affects the calculation of Final Net Assets).

(h) The adjustments contemplated by this Section 1.4 shall be the exclusive remedy of the parties with respect to the subject matter hereof and no party shall have any right of recovery under Article VIII with respect thereto.

(i) Any payment under this Section 1.4 and under Section 1.5 or Section 1.6 shall be treated as an adjustment to the Purchase Price for any Tax purposes, except as otherwise required by Applicable Law.

Section 1.5 Certain Post-Closing Client True-Up Payments.

(a) In the event that there is a reduction of the Base Purchase Price as a result of the Revenue Run-Rate Adjustment Amount, if (x) any Client who is a party to an Advisory Agreement described in Section 4.2(c)(ii)(A) that requires the “written” consent of such Client to the deemed assignment or continuation of such Advisory Agreement does not provide its written consent on or prior to the Closing Date and such Client continues to accept advisory services provided by the Company Group (or another Affiliate of Buyer) on the date that is 120 days following the Closing Date (such 120 day period, the “True-Up Period”) or (y) any Client communicates an intention to withdraw assets from an account or terminate its Advisory Agreement prior to the Closing but does not actually withdraw all of such assets or terminate its Advisory Agreement prior to the end of the True-Up Period, and, in either case, prior to the end of the True-Up Period such Client does not notify the Company in writing that it has terminated its Advisory Agreement or that it will withdraw such assets from its account or otherwise has not taken affirmative steps to terminate its Advisory Agreement (such steps, if any, to be documented by the Company in reasonable detail), then to the extent that Adjusted Assets Under Management under the applicable Advisory Agreement were not included in the calculation of the Closing Revenue Run-Rate Buyer shall make a payment by Wire Transfer to Seller within five Business Days following the end of the True-Up Period in an amount equal to the additional amount that would have been paid to Seller at the Closing if each such

Client had given its written consent on or prior to the Closing Date and all of the Adjusted Assets Under Management under each such Advisory Agreement as of the Closing Revenue Run-Rate calculation date had been included in the calculation of the Closing Revenue Run-Rate.

(b) In the event that there is a reduction in the Base Purchase Price as a result of the Revenue Run-Rate Adjustment Amount, if any U.S. Public Fund that is a party to an Advisory Agreement described in Section 4.2(a)(iv) has approved an interim Advisory Agreement in conformity with Rule 15a-4 under the Investment Company Act, to be effective immediately following the Closing Date, but has not obtained shareholder approval as required by Section 4.2(a) in connection with a new Advisory Agreement on or prior to the Closing Date but the shareholders of such U.S. Public Fund approve such new Advisory Agreement prior to the end of the True-Up Period and the amounts placed in escrow pursuant to Rule 15a-4 are released to the RIA, then if the Adjusted Assets Under Management under such Advisory Agreement were not included in the calculation of the Closing Revenue Run-Rate Buyer shall make a payment by Wire Transfer to Seller within five Business Days following the end of the True-Up Period in an amount equal to the additional amount that would have been paid to Seller at the Closing if each such shareholder approval had been obtained on or prior to the Closing Date and the Adjusted Assets Under Management under each such Advisory Agreement as of the Closing Revenue Run-Rate calculation date had been included in the calculation of the Closing Revenue Run-Rate.

Section 1.6 Performance Fee Payments.  No later than twenty Business Days following the date on which the Company Group (or Buyer or its Affiliates on their behalf) receives any of the Performance Fees in respect of any period beginning prior to the Closing (each, a “Performance Fee Calculation Period”), Buyer shall make (or cause to be made) a payment by Wire Transfer to Seller in an amount equal to (a) the total amount of any such Performance Fees for the applicable Performance Fee Calculation Period (net of any Taxes, if any, due with respect to the portion of such fees paid for the period ending on the Closing Date) multiplied by (b) a fraction, the numerator of which is the number of days from (and including) the first day of the applicable Performance Fee Calculation Period until (and including) the Closing Date and the denominator of which is the total number of days in the applicable Performance Fee Calculation Period, and shall provide a calculation of such amount in reasonable detail to Seller together with such payment.  Any such payments in respect of the same Performance Fee Calculation Period may be aggregated so that a single payment is made to Seller.  Notwithstanding the foregoing, the amount of any such payment shall be reduced to the extent that the applicable Performance Fees in respect of performance periods ending on or prior to the Closing Date are accrued on the Final Closing Balance Sheet (and, in the event of a Disagreement as to the amount of any such accrual, the portion of such payment that relates to such Disagreement shall be made no later than five Business Days following the final termination date determined under Section 1.4(f)).  Buyer acknowledges and agrees that, prior to the Closing, with the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller may cause the Company Group to assign to Seller or one of its Affiliates the right of the Company Group to any such payment; provided, that, such assignment does not result in any adverse financial or other consequences to Buyer.  In the event that such assignment is not possible or otherwise as may be reasonably requested by Seller, Buyer and Seller agree to cooperate in good faith to structure the payments contemplated by this Section 1.6 in a manner that is mutually tax efficient.

Section 1.7 Post-Closing Purchase Price Adjustment.  No later than 10 Business Days following the occurrence of a Purchase Price Adjustment Event, Seller shall pay by Wire Transfer to Buyer an amount in cash equal to the Purchase Price Adjustment Payment Amount in respect of the applicable Purchase Price Adjustment Event.

Section 1.8 Certain Post-Closing Payments.  No later than 30 days following the end of a Measurement Period, to the extent a payment is otherwise due, Seller Parent or Buyer (as applicable) shall pay to the other Person by Wire Transfer an amount in cash equal to the Buyer Measurement Period Payment (in the case of a payment by Seller Parent) or the Seller Parent Measurement Period Payment (in the case of a payment by Buyer) for the Measurement Period in question; provided that this Section 1.8 shall be void and of no further force or effect and all payment obligations hereunder shall cease at such time as (a) a Client (as defined in the applicable General Account Advisory Agreement) terminates its General Account Advisory Agreement where such termination does not trigger the payment of a Purchase Price Adjustment Payment Amount or (b) the Adviser (as defined in the applicable General Account Advisory Agreement) terminates any General Account Advisory Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by Seller to Buyer on or prior to the date of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection), Seller Parent and Seller hereby jointly and severally represent and warrant to Buyer as follows:

Section 2.1 Organization.  Each of Seller Parent and Seller is a corporation duly organized and validly existing under the laws of the State of Indiana.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.  Seller has provided or made available to Buyer prior to the date hereof in the on-line and/or physical data-rooms established by Seller in connection with the transactions contemplated by this Agreement (collectively, the “Data Rooms”) true and complete copies of the Organizational Documents of each member of the Company Group, all as in effect on the date hereof.

Section 2.2 Authority.  Each of Seller Parent and Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller Parent and Seller of this Agreement and each Ancillary Agreement to which it is a party has been, and the consummation by it of the transactions contemplated hereby and thereby has been, duly and validly authorized and approved by all required actions on the part of Seller Parent and Seller.  This Agreement and each Ancillary Agreement to which Seller Parent or Seller is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Ancillary Agreement to which Seller Parent or Seller is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Seller Parent and/or Seller (as applicable), enforceable against Seller Parent and/or Seller (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.3 No Violation.  Except as set forth in Schedule 2.3 of the Seller Disclosure Schedule or Section 2.4 hereof, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Seller Parent and Seller of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both:  (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Seller Parent, Seller or any member of Company Group; (ii) violate any Applicable Law; (iii) result in a violation or breach by Seller Parent, Seller or any member of the Company Group of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, acceleration or guaranteed rights or entitlements) under any Contract to which Seller Parent, Seller or any member of the Company Group is a party or by which Seller Parent, Seller or any member of the Company Group or any of its properties or assets are bound, or (iv) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the Shares or on any properties or assets of any member of the Company Group, except for, in the case of clauses (ii), (iii) and (iv) of this Section 2.3, any violation, breach, conflict, default or right of termination, cancellation, payment, acceleration, guaranteed rights or entitlements or creation of any Encumbrances that, individually and in the aggregate, would not reasonably be expected to impair or materially delay the ability of Seller Parent or Seller to perform its obligations hereunder or thereunder or have a Company Material Adverse Effect.

Section 2.4 Consents and Approvals.  Except (a) as required under the HSR Act, (b) as set forth in Schedule 2.3 of the Seller Disclosure Schedule, (c) for the Client consents described in Section 4.2 and (d) for those consents, approvals, filings and registrations the failure to obtain or make would not be material to the Company Group, taken as a whole, none of Seller Parent, Seller or any member of the Company Group is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Seller Parent or Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 2.5 Title; Capital Structure.

(a) The authorized capital stock of the Company consists of 1,500,000 shares of voting common stock, par value $0.01 per share (the “Company Capital Stock”), and 300,000 shares of preferred stock, par value $0.01 per share, of which only the Shares are issued and outstanding.  Seller is the sole record and beneficial owner of the Shares free and clear of any Encumbrances.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any Equity Rights.

(b) There are no authorized, issued or outstanding securities, options, warrants, calls, conversion rights, preemptive or other outstanding rights, rights of first refusal, stock appreciation rights, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights, agreements, arrangements, undertakings or commitments of any kind (“Equity Rights”) (i) obligating Seller Parent, Seller or any member of the Company Group to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold any Company Capital Stock or any other ownership interests in any member of the Company Group or any securities or obligations convertible, exercisable or exchangeable into or exercisable for any Company Capital Stock or any other ownership interests in any member of the Company Group, (ii) giving any Person a right to subscribe for or acquire any Company Capital Stock or any other ownership interests in any member of the Company Group or (iii) obligating Seller Parent, Seller or any member of the Company Group to issue, grant, adopt or enter into any such Equity Right.  There are no bonds, debentures, notes or other Indebtedness of Seller Parent, Seller or any member of the Company Group that grants to a third party the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters related to the transactions contemplated hereby.  There are no voting trusts, irrevocable proxies or other Contracts to which Seller Parent, Seller or any member of the Company Group is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock or the equity interests of any member of the Company Group.

Section 2.6 Subsidiaries.  Each Subsidiary of the Company is listed in Schedule 2.6 of the Seller Disclosure Schedule, along with its form and jurisdiction of organization, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding and (other than in the case of Delaware Investments U.S., Inc. (“DIUS”), for which the following information shall be set forth in the Letter Agreement) the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner (subject, in the case of DIUS, to changes resulting from issuances described in Schedule 4.1 of the Seller Disclosure Schedule and repurchases, forfeitures and other transfers contemplated by the DIUS Incentive Compensation Plans set forth in Schedule 2.16(a) of the Seller Disclosure Schedule and/or DIUS’s constituent documents).  Each such Subsidiary is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization.  Each such Subsidiary has the requisite company, partnership or corporate (as applicable) power and authority to carry on its business in the manner as it is now being conducted and to own, lease and operate all of its properties and assets, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.  Each such Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate interests, as applicable, in its Subsidiaries (other than DIUS), free and clear of any Encumbrances.  All of the issued and outstanding shares of capital stock of DIUS are owned by the Persons, and in the amounts, set forth in the Letter Agreement (subject to changes resulting from issuances described in Schedule 4.1 of the Seller Disclosure Schedule and repurchases, forfeitures and other transfers contemplated by the DIUS Incentive Compensation Plans set forth in Schedule 2.16(a) of the Seller

Disclosure Schedule and/or DIUS’s constituent documents), in the case of such shares owned by DMH Corp., free and clear of any Encumbrances.  All of the issued and outstanding interests in such Subsidiaries are duly authorized, validly issued fully paid and non-assessable.

Section 2.7 Company Financial Statements; No Undisclosed Liabilities.

(a) Attached to the Letter Agreement are true and complete copies of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2008 (the “Company Balance Sheet”), December 31, 2007 and December 31, 2006 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 and (ii) an unaudited consolidated balance sheet of the Company Group as of June 30, 2009 (the “Unaudited Company Balance Sheet”) and related unaudited consolidated statement of income for the six month period ended June 30, 2009 (the financial statements referred to in clauses (i) and (ii), collectively, the “Company Financial Statements”).  The balance sheets referred to in the previous sentence present fairly in all material respects the financial position of the Company Group as of the dates thereof, and the other financial statements referred to in this Section 2.7 present fairly in all material respects the results of the operations and cash flows of the Company Group for the respective fiscal periods therein set forth, in each case in accordance with GAAP consistently applied (except as expressly indicated in the related notes thereto), subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments and the absence of notes.

(b) There are no material liabilities or material obligations of the Company Group of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (i) obligations and liabilities expressly contemplated by or in connection with this Agreement or the transactions contemplated hereby or set forth in the Seller Disclosure Schedule, (ii) as and to the extent disclosed or reserved against in the Unaudited Company Balance Sheet or referred to in the notes thereto, or (iii) obligations or liabilities incurred since June 30, 2009 in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.8 Absence of Certain Changes. (a) Since the date of the Company Balance Sheet and through the date hereof, (i) each member of the Company Group has conducted its business in the ordinary course consistent with past practice in all material respects, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Company Material Adverse Effect and (b) since the date of the Unaudited Company Balance Sheet and through the date hereof, neither Seller or

Seller Parent (solely in respect of the Company Group) nor any member of the Company Group has taken any action that if proposed to be taken after the date hereof, would be prohibited under Section 4.1.

Section 2.9 Material Contracts.

(a) Schedule 2.9(a) of the Seller Disclosure Schedule contains a true and complete list of all Material Contracts (other than Affiliate Agreements and Leases) in existence on the date hereof.  The Company has made available or provided to Buyer prior to the date hereof in the Data Rooms true and complete copies of all written Material Contracts (other than the redaction of the Client name and fee rate information from Advisory Agreements, solicitor agreement and Logan Circle Agreements), including all amendments, modifications and supplements thereto as in effect as of the date of this Agreement.  There are no oral Material Contracts.

(b) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Group member that is a party thereto and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.  No member of the Company Group is in material default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach of or material default thereunder.  No condition or event exists which with the giving of notice or the passage of time, or both would constitute a material violation of or material default under a Material Contract by the Company Group member that is a party thereto or, to the Knowledge of Seller, any other party thereto.  Prior to the date hereof, no party to any Material Contract has delivered to any member of the Company Group a written notice of termination with respect thereto, and no party has given written notice to any member of the Company Group of any significant dispute with respect to any Material Contract.

(c) The material rights and obligations of the Broker-Dealer under each selling agreements listed on Schedule 2.9(a) of the Seller Disclosure Schedule do not differ from the material rights and obligations of the Broker-Dealer contained in the form of selling agreement made available in the Data Rooms, other than such differences that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.  The material rights and obligations of the Company Group under each of the Dual Wrap Account Advisory Agreements listed on Schedule 2.9(a) of the Seller Disclosure Schedule (with each of the counterparties listed on Annex N of the Letter Agreement) do not differ from the material rights and obligations of the Company Group contained in the form of Dual Wrap Account Advisory Agreement made available in the Data Rooms, other than such differences that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.  The material rights and obligations of the Company Group under each of the “soft dollar” Contracts listed as items F, N, S, T and R under item 289 on Schedule 2.9(a) of the Seller Disclosure Schedule do not differ from the material rights and obligations of the Company Group contained in the other “soft dollar” Contract listed under item 289 on Schedule 2.9(a) of the Seller Disclosure Schedule, other than such differences that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.

Section 2.10 Base Revenue Run-Rate Schedule. Schedule 2.10(a) of the Seller Disclosure Schedule sets forth: (a) a true and complete list, as of the Base Date, of the name of each Client (other than any Excluded Client); (b) the Adjusted Assets Under Management for each such Client as of 4:00 p.m. New York time on the Base Date; (c) the investment advisory, investment management or subadvisory fee payable to the Company Group by each such Client (or, if different, each account of each such Client) (the “Monthly Fees”) for the calendar month in which the Base Date falls; (d) a calculation of the Revenue Run-Rate for all accounts of all such Clients as of the Base Date (the "Base Revenue Run-Rate"); (e) a calculation of the effective gross revenue run rate (the “Fee Rate”) derived from the Monthly Fees described in clause (c); and (f) the amount deducted, waived or reimbursed directly by or on behalf of a Client from the fee otherwise payable by such Client to a member of the Company Group for the month of the Base Date, including any Revenue Sharing Arrangement, fee or expense waiver, rebate or cap or reimbursement obligation.

Section 2.11 Public Funds.

(a) Schedule 2.10(a) of the Seller Disclosure Schedule notes each Client therein that is a U.S. Public Fund or UCIT.  Each U.S. Sponsored Fund is, and all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act.  As of the date hereof, members of the Company Group do not provide any advisory services pursuant to Advisory Agreements to any Clients with aggregated net assets exceeding $50,000,000 that are excepted from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (which Clients, for the avoidance of doubt, shall not include any Client that is a UCIT).

(b) Each Advisory Agreement with a Public Fund has been duly approved, continued and at all times has been in compliance in all material respects with Applicable Law.  Each such Advisory Agreement has been performed in all material respects by the applicable member of the Company in accordance with its terms and Applicable Law.  To the Knowledge of Seller, there is no Proceeding pending or threatened against any Public Fund that would reasonably be expected to have a Fund Material Adverse Effect.

(c) Each Public Fund that is a juridical entity is duly organized,

validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

(d) Each Public Fund is, and has since January 1, 2006, operated in compliance (i) with Applicable Law and (ii) with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such Fund, except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.  Since January 1, 2006, each Public Fund has filed all material Regulatory Documents in compliance with Applicable Law in all material respects.  Since January 1, 2006, no applicable prospectus and registration statement of any Public Fund contained, as of its filing date or effective date, any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which such statements were made, not misleading.  No such prospectus or registration statement is currently subject to any stop order or similar order restricting its use.

(e) The shares or units of each Public Fund (i) have been issued and sold in compliance with Applicable Law and (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law, except where any failure to be in compliance or qualified would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

(f) The audited balance sheet of each Public Fund as of each such Public Fund’s most recently completed fiscal year and the related other financial statements for such most recently completed fiscal year (i) have been prepared in accordance with GAAP (or, in the case of a UCIT, such other applicable generally accepted accounting principles), and (ii) present fairly in all material respects the financial position and other financial results of such Public Fund at the dates and for the periods stated therein.  There are no material liabilities or material obligations of any Public Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (i) liabilities or obligations to the extent reserved against in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Public Fund’s applicable report referenced in clause

(i) above that have not had and would not reasonably be expected to have a Fund Material Adverse Effect.

(g) For all taxable years since its inception, each U.S. Sponsored Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.  Each Public Fund has timely filed all Tax Returns required to be filed by it with any Taxing Authority and all such Tax Returns are true, correct and complete in all material respects.  Each Public Fund has timely paid, and withheld and remitted or paid over to the appropriate Taxing Authority, all Taxes required to be paid by it, or withheld and paid over, whether or not shown on such Tax Returns.  In all taxable years since its inception, each U.S. Sponsored Fund has distributed all of its investment company taxable income and net capital gains, within the meaning of Section 852 of the Code.  No U.S. Sponsored Fund is or was during the past three years subject to a material liability for the payment of the excise tax imposed under Section 4982 of the Code.  No Public Fund has received a written notice from a Governmental Authority proposing an audit of such Tax Return, no assessment of Taxes has been asserted in writing with respect to such Tax Returns, and no requests for waivers of the time to make any such assessment are pending.

(h) Neither a member of the Company Group nor any U.S. Sponsored Fund has been the recipient of any exemptive order or no-action letter upon which a Public Fund currently relies for the operation of its business.

(i) Each U.S. Sponsored Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent material violations of the Federal Securities Laws (as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act).  Since January 1, 2006, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for any U.S. Sponsored Fund other than those which (x) have been reported to the applicable Public Fund Board or (y) will be reported to the applicable Public Fund Board at the next scheduled Board meeting in the ordinary course of business by the U.S. Sponsored Fund’s chief compliance officer, and in both cases, to the extent necessary, satisfactorily remedied or are in the process of being remedied.

(j) Since January 1, 2006, the board of directors or trustees of each U.S. Sponsored Fund has been constituted in compliance with Section 10 of the Investment Company Act and any election of a board’s member to fill any vacancy has been performed in accordance with Section 16 of the Investment Company Act.

Section 2.12 Compliance with Applicable Law.

(a) Since January 1, 2006, each member of the Company Group has complied with all Applicable Law, except for violations that would not,

individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2006, no member of the Company Group has received any written notice or other written communication asserting any material violation by any member of the Company Group of any Applicable Law.  To the Knowledge of Seller, no member of the Company Group is under investigation with respect to any material violation of any Applicable Law.

(b) Each member of the Company Group holds, and at all times since January 1, 2006 has held, all material Permits necessary for the conduct of its businesses under and pursuant to Applicable Law.  Schedule 2.12(b) of the Seller Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Company Group as of the date hereof, other than those the failure of which to possess is not material to the Company Group, taken as a whole.  All Permits of the Company Group are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of Seller, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that, individually or in the aggregate, in each case, would not reasonably be expected to have a Company Material Adverse Effect.  Subject to the filing of the notices set forth in Schedule 2.4 of the Seller Disclosure Schedule, no Permit set forth in Schedule 2.12(b) of Seller Disclosure Schedule will terminate as a result of the consummation of the transactions contemplated herein.

(c) Except for routine examinations conducted by any Governmental Authority in the regular course of the business of any member of the Company Group, since January 1, 2006, no Governmental Authority has, to the Knowledge of Seller, initiated, and no Governmental Authority has provided written notice to any member of the Company Group of, any investigation into the business or operations of any member of the Company Group or the Public Funds.  To the Knowledge of Seller, there is no material deficiency, violation or exception claimed or asserted in writing since January 1, 2006 by any Governmental Authority with respect to any examination of any member of the Company Group or any Public Fund that has not been resolved in all material respects.

(d) To the Knowledge of Seller, since January 1, 2006, no member of the Company Group, or any director, officer, employee or, at the direction of any of them, agent thereof, has, in violation of Applicable Law in any material respect, offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or to assist the obtaining or retaining of business for, or with, or the directing of business to, any member of the Company Group or (ii) constituting an illegal bribe or kickback to assist any member of the Company Group in obtaining or retaining business for or with any Governmental Authority.

(e) Neither Seller Parent, Seller, any member of the Company Group nor any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act as interpreted by the SEC or its equivalent under any applicable state or foreign law) has any express or implied understanding or arrangement that would reasonably be expected to impose an unfair burden (as that term is defined under Section 15(f) of the Investment Company Act) on any of the U.S. Sponsored Funds as a result of the transactions contemplated by this Agreement.

(f) Since January 1, 2006, all material interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments entered into for the account of any member of the Company Group, or for the account of one or more of the Clients, were entered into (i) in accordance in all material respects with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients, (ii) in accordance in all material respects with all Applicable Law and (iii) with counterparties as directed by the applicable Client (where the Client so directs), in all cases except where failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the members of the Company Group, taken as a whole.  None of Seller, its Affiliates or, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any such material Contract.

(g) Delaware Management Business Trust (the “RIA”) has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as required by Applicable Law (including Rule 204A-1 and Rule 206(4)-7 under the Investment Advisers Act), true and complete copies of which have been provided or made available to Buyer prior to the date hereof in the Data Rooms.  Attached to the Letter Agreement are copies of all such codes of ethics, insider trading policies, personal trading policies and other material compliance policies in effect on the date hereof.  Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law.

Section 2.13 Regulatory Documents; Registrations.

(a) Since January 1, 2006, each member of the Company Group has timely filed all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failures to timely file that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of their respective dates, the Regulatory Documents of the Company Group have complied in all material respects with Applicable Law as in effect at the time the Regulatory Documents were filed.

(b) The RIA at all times required by the Investment Advisers

Act has been duly registered as an investment adviser under the Investment Advisers Act.  The RIA is, and at all times required by Applicable Law (other than the Investment Advisers Act) during the past five years has been, duly registered, licensed or qualified as an investment adviser, or has made required notice filings, in each state or any other jurisdiction where the conduct of its business required such registration, licensing, qualification or notice filing, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No member of the Company Group other than the RIA is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or any other Applicable Law.  Attached to the Letter Agreement is a true and complete copy of the Form ADV Parts I and II (and any applicable brochure in lieu of Part II) of the RIA as in effect on the date of this Agreement.

(c) After the Closing Date, the members of the Company Group will have the right to use the Trade Performance Information to the extent permitted by Applicable Law.  All Trade Performance Information provided, presented or made available by the members of the Company Group to Clients or potential Clients has complied in all material respects with Applicable Law.  The members of the Company Group maintain (or have access to) all documentation necessary to form the basis for, demonstrate or recreate the calculation of the Trade Performance Information (including the rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law.  Any investment performance earned by any Person at a firm other than one of the members of the Company Group and presented by a member of the Company Group as its investment performance has complied in all material respects with Applicable Law and any interpretations thereof by any applicable Governmental Authority.  Since January 1, 2006, for each account of any Client maintained by a member of the Company Group or any Public Fund, and in both cases only where a member of the Company Group is responsible for pricing, there has existed no unremedied pricing error.  The RIA has adopted and implemented procedures or practices for the allocation of securities purchased for its Clients that comply in all material respects with Applicable Law.

(d) Delaware Distributors, L.P. (the “Broker-Dealer”) is, and at all times required by the Exchange Act during the past five years has been, duly registered as a broker-dealer under the Exchange Act.  The Broker-Dealer, at all times required by Applicable Law (other than the Exchange Act) during the past five years has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No member of the Company Group other than the Broker-Dealer is required to be registered, licensed or qualified as a “broker” or “dealer” under the Exchange Act or any other Applicable Law.  Attached to the Letter Agreement is a true and complete copy of the Form BD of the Broker-Dealer as in effect on the date of this

Agreement.  The Form BD of the Broker-Dealer is in compliance in all material respects with the applicable requirements of the Exchange Act.

(e) The Broker-Dealer is in compliance in all material respects with Applicable Law, including the applicable provisions of the Exchange Act, and the net capital requirements and customer protection requirements thereof.  The Broker-Dealer is duly registered as a member of FINRA.

(f) The Broker-Dealer has implemented any material written policies and procedures as required by Applicable Law (including, but not limited to, NASD Conduct Rules 3010-3012 and FINRA Rule 3130), complete and correct copies of which (including all material reports or material filings under such policies and procedures since January 1, 2006 relating to compliance by the Broker-Dealer and their employees subject thereto) have been made available to Buyer prior to the date hereof in the Data Rooms and, except as otherwise noted in any such reports or filings, the Broker-Dealer has been in compliance in all material respects with such policies and procedures.

(g) Neither the Broker-Dealer nor any “associated person” thereof is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act).  There is no investigation pending or, to the Knowledge of Seller threatened, whether formal or informal, that is reasonably expected to result in such a statutory disqualification.

(h) Delaware Service Company, Inc. (the “Transfer Agent”) is, and at all times required by the Exchange Act during the past five years has been, duly registered as a transfer agent under the Exchange Act.  The Transfer Agent, at all times required by Applicable Law (other than the Exchange Act) during the past five years has been, duly registered, licensed or qualified as a transfer agent in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No member of the Company Group other than the Transfer Agent is required to be registered, licensed or qualified as a “transfer agent” under the Exchange Act or any other Applicable Law.  Attached to the Letter Agreement is a true and complete copy of the Form TA-1 as in effect on the date of this Agreement.

(i) Delaware Management Trust Company (the “Trust Company”) is, and at all times required by the Pennsylvania Department of Banking during the past five years has been, duly registered as a trust company with the Pennsylvania Department of Banking.  No member of the Company Group other than the Trust Company is required to be registered, licensed or qualified as a “trust company” with the Pennsylvania Department of Banking or any other state banking authority.

(j) Each employee of a member of the Company Group and

each individual identified in Schedule 4.15(b) of the Seller Disclosure Schedule who is required to be registered as a registered representative or a sales person is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) Each U.S. Sponsored Fund (or member of the Company Group that is the operator thereof) is exempt from registration as a commodity pool operator under the Commodity Exchange Act, and each U.S. Sponsored Fund (or the operator thereof) (x) has filed all applicable documentation with the National Futures Association except to the extent that the failure to file such documentation would not, individually or in the aggregate, be reasonably expected to materially impair the Fund’s ability to conduct its business and (y) has conducted its business in compliance in all material respects with such exclusion or exemption.  Each member of the Company Group that falls within the definition of commodity trading advisor (“CTA”) as defined in the Commodity Exchange Act has either filed an appropriate claim of exemption or has registered as a CTA and has filed all applicable documentation.

(l) To the extent any member of the Company Group has acted as a fiduciary (within the meaning of ERISA) with respect to the assets of any Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any Person whose assets are “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, such member of the Company Group has acted in compliance with the applicable requirements of ERISA, except for any failure to act in compliance as would not, individually or in the aggregate, reasonably be expected to be material to the members of the Company Group, taken as a whole. To the extent any such member of the Company Group has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such member of a Company Group is eligible to rely on such exemption and has satisfied the requirements of such exemption, except for any failure to be so eligible or to so satisfy as would not, individually or in the aggregate, reasonably be expected to be material to the members of the Company Group, taken as a whole.

Section 2.14 Ineligible Persons.  Neither any member of the Company Group nor any of their directors, officers or employees is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company nor is there any Proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority, that would result in the ineligibility of any member of the Company Group or any of its directors, officers or employees to serve in any such capacities.  Neither any member of the Company Group nor any of its directors, officers or employees is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority that would result in the ineligibility of any member of the Company Group or such persons.  No member of the Company Group or any of their directors, officers or employees or any individual identified in Schedule 4.15(b) is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no Proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority that would result in the ineligibility of any member of the Company Group or such persons.

Section 2.15 Legal Proceedings, etc.

(a) There are no claims, actions, suits, complaints, demands, litigations, arbitrations, prosecutions, contests, hearings, inquiries, investigations, inquests, audits or other proceedings of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Government Authority (collectively, “Proceedings”) that (i) are pending or, to the Knowledge of Seller, threatened against Seller Parent, Seller or any member of the Company Group that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) that individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Seller Parent or Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner, or (iii) as of the date hereof, challenge the validity of the transactions contemplated by this Agreement or the Ancillary Agreements.  Schedule 2.15(a) of the Seller Disclosure Schedule contains a complete and correct list of all material Proceedings that are pending or, to the Knowledge of Seller, threatened in writing as of the date hereof that involve the Company Group in which Seller Parent, Seller or any member of the Company Group is a complainant or defendant (solely in respect of the Company Group).  As of the date hereof, to the Knowledge of Seller, neither Seller nor any of its Affiliates (other than a member of the Company Group) has any disputes with, or claims against, the Company Group relating to any Contract to which a member of the Company Group is a party, breach of any such Contract or violation of Applicable Law (other than for accrued and unpaid obligations under any Affiliate Agreement).

(b) Neither Seller Parent, Seller or any member of the Company Group is subject to any Order of any Governmental Authority that materially and adversely impacts the Company Group.

Section 2.16 Employee Benefit Plans; Employee Matters.

(a) Schedule 2.16(a) of the Seller Disclosure Schedule lists (i)

all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, tax gross up, salary continuation, flexible benefit or other material benefit plans, programs or arrangements, and (iii) all employment, termination or other material individual contracts or agreements, in each case that is sponsored or maintained by any member of the Company Group for the benefit of any current or former employee, officer or director of any member of the Company Group (the “Company Benefit Plans”).  Schedule 2.16(a) of the Seller Disclosure Schedule separately lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, tax gross up, salary continuation, flexible benefit or other material benefit plans, programs or arrangements maintained by Seller Parent or any Affiliate, in each case that is for the benefit of any current or former employee, officer or director of any member of the Company Group, excluding Company Benefit Plans (each, a “Seller Plan”).

(b) Seller has provided to Buyer prior to the date hereof in the Data Rooms a complete and correct copy of each Company Benefit Plan, together with a copy of the following documents, if applicable:  (i) the most recent summary plan description, (ii) the most recent Form 5500, together with all schedules thereto, (iii) the applicable trust or custodial agreement, or (iv) the most recent actuarial valuation.

(c) Each Company Benefit Plan (i) is, and has been for the prior three years, operated in accordance with all provisions of ERISA, the Code, and all other Applicable Law in all material respects and (ii) is, and has been for the prior three years, administered, operated and managed in accordance with its governing documents in all material respects.

(d) No Company Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.  No member of the Company Group has now or at any time during the last six years, contributed to, sponsored, or maintained (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a member of the Company Group has any liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(e) With respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”), the IRS has issued a favorable determination letter that has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2005-66 has not expired.  To the Knowledge of Seller, each trust created under any Qualified Plan is exempt from taxation under Section 501(a) of the Code.

(f) No Company Benefit Plan provides for life, health, medical or other welfare benefits coverage to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g) There are no pending or, to the Knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted in writing or instituted against a Company Benefit Plan or any fiduciaries thereof with respect to their duties to a Company Benefit Plan, which if adversely determined would reasonably be expected to result in a material liability to the Company Group.

(h) To the Knowledge of Seller, no labor union, labor organization or group of employees of any member of the Company Group has made a pending demand for recognition or certification, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to such employees presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2006.  There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of Seller, threatened against or involving any member of the Company Group.  No member of the Company Group is a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization.  No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of the Company Group by way of certification, interim certification, voluntary recognition, designation or successor rights.

(i) Since January 1, 2006, the Company Group has complied with Applicable Law regarding employment and termination of employment, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.  There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any member of the Company Group.  There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, pending or, to the Knowledge of Seller, threatened before the United States Equal Employment Opportunity Commission or otherwise with respect to any member of the Company Group.

(j) During the 12 months prior to the date hereof, no employees of the Company Group have been transferred from employment with the Company Group to Seller Parent or any other Affiliate of Seller Parent or from Seller Parent or any other Affiliate of Seller Parent to a member of the Company Group.

(k) There are no pending or, to the Knowledge of Seller, threatened proceedings before any board, tribunal, arbitrator of claims with respect to employment and labor laws, including, but not limited to, employment and labor standards, unfair labor practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labor relations.  No statutory or common law claims, demands or actions have been initiated or threatened in writing, or investigations commenced by any competent authority, by or involving or related to any current or former employee or independent contractor of the Company Group in any way connected with their employment with the Company Group, in any jurisdiction in which the Company Group or its related entities conduct business, in each case that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Attached to the Letter Agreement is a list of all employees of the Company Group as of the date hereof, setting forth, as to each, such employee’s position, date of hire, employment status, location of employment, base salary and severance plan participation.

(m)

(i) Except as would not reasonably be expected to result in material liability to the Company Group, all employees and former employees of the Company Group have been, or will have been on or before the Closing Date, paid (or amounts in respect thereof shall have been accrued) for wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Closing Date, in accordance with the obligations of the Company Group under any employment or labor practices and policies or any collective bargaining agreement or individual agreement to which a member of the Company Group is a party, or by which a member of the Company Group may be bound, except for, in the case of severance and termination pay, statutory and common law requirements for payment in lieu of reasonable notice of termination.

(ii) No member of the Company Group will be required to pay any bonus, fee or any other cash compensation to any employee of the Company Group (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices) as a result of the transactions contemplated herein.

(n) Each employee of the Company Group holds all current work visas or similar work licenses or qualifications required under Applicable Law to perform his or her ordinary duties.

(o) There are no employees who are in the recruitment process of any member of the Company Group (including but not limited to employees who have been offered positions with the Company Group) as of the date of this Agreement, other than in the ordinary course consistent with past practice.

(p) No member of the Company Group has entered into any Contract, sub-contract or service agreement with any party that may give rise to obligations under any state or Federal affirmative action laws in the US including but not limited to the provisions of the Vietnam Era Veterans Readjustment Act and Executive Order 11246 and related legislation, or any state or city ordinance.

Section 2.17 Intellectual Property.

(a) All Company Group Intellectual Property that (i) is registered with any Governmental Authority by any member of the Company Group, (ii) is subject to an application for registration with any Governmental Authority submitted by the Company Group, ((i) and (ii) collectively the “Registered IP”), (iii) is material to the business of the Company Group whether or not registered with any Governmental Authority, or (iv) is a domain name used or registered by the Company Group, on the date hereof is listed in Schedule 2.17(a) of the Seller Disclosure Schedule.  For Registered IP, Schedule 2.17(a) also sets forth a list of all jurisdictions in which such Registered IP is registered or registrations have been applied for and all registration and application numbers.  All Registered IP owned by any member of the Company Group has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary for the conduct of the business of the Company Group as currently conducted, except for any failure to be so registered, filed or issued that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(b) The members of the Company Group own, license or otherwise have the right to use all material Intellectual Property necessary for the conduct of the business of the Company Group as currently conducted and the consummation of the transactions contemplated hereby will not cause a termination or material impairment of such rights.  Other than the Seller Trademarks, there is no Intellectual Property used in the business of the Company Group as currently conducted which is owned or (other than the rights of Seller Parent and its Affiliates (other than the Company Group) and funds sponsored by them in the Trade Performance Information) held for use by any Affiliate of the Company that is not a member of the Company Group.

(c) Neither the Company Group’s use of the owned Company Group Intellectual Property, nor the conduct of its business as currently conducted,

infringes or otherwise violates in any material respect the rights of any Person, and to the Knowledge of Seller, no Person is infringing or otherwise violating in any material respect the rights of the Company Group in any material Company Group Intellectual Property.  No claims have been asserted in writing by any Person against any member of the Company Group alleging that any member of the Company Group’s use of any Company Group Intellectual Property or the conduct of the business of the Company Group or the products or services thereof infringes or otherwise violates the rights of such Person, and no claims have been asserted in writing by any member of the Company Group alleging that any Person infringes or otherwise violates the rights of the Company Group in any Company Group Intellectual Property.

(d) The members of the Company Group own or license all material computer software currently used by the Company Group that is material to the conduct of its business as currently conducted (“Computer Software”) and have the right to use such software without infringing or otherwise violating the Intellectual Property rights of any Person.  No member of the Company Group has received written notice of any claim respecting any violation or infringement of such Computer Software by any member of the Company Group.

(e) To the Knowledge of Seller, all of the rights in and to the material Company Group Intellectual Property are valid and enforceable.

(f) The Company Group has taken reasonable measures to protect the confidentiality of all trade secrets owned by the Company Group that are material to the conduct of its business as currently conducted.  To the Knowledge of Seller, no employee, consultant or independent contractor of the Company Group is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company Group, in default or breach of any material term of any non-disclosure agreement or assignment of invention agreement.

(g) No member of the Company Group has granted or agreed to grant any exclusive license of or exclusive right to use or granted joint ownership of any owned Company Group Intellectual Property to any other Person.

(h) No open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any proprietary software owned by the Company Group that is incorporated into or utilized by any products of the Company Group where, as a result of the use of such open source or public library software, the Company Group is obligated to make available to third parties the source code for any proprietary software owned by the Company Group that is incorporated into such products.

(i) The material Information Technology Systems of the

Company Group have not malfunctioned in any material respect within the past two years.  A copy of the disaster recovery plan of the Company Group in effect on the date hereof has been made available to Buyer prior to the date hereof in the Data Rooms, which plan has been tested at least annually for the prior two years.

(j) The Company Group is in compliance in all material respects with Applicable Law relating to personally identifiable information.  No member of the Company Group as of the date hereof has received, within the past 24 months, any written claim pending against it alleging any material breach, violation, misuse or unauthorized disclosure of any personally identifiable information.

Section 2.18 Insurance.  Each insurance policy and bond covering the Company Group or any of its assets or properties is set forth in Schedule 2.18 of the Seller Disclosure Schedule and is in full force and effect and no member of the Company Group is in violation thereof, and in the 12 months prior to the date hereof, no member of the Company Group has received written notice or other written communication from any insurer or agent of any intent to cancel any such insurance policy or bond.  There is no material claim by any member of the Company Group pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 2.19 Real Estate.  No member of the Company Group owns any real property.  Schedule 2.19 of the Seller Disclosure Schedule identifies all of the real estate leases, subleases, real estate licenses or occupancy agreements to which any member of the Company Group is a party on the date hereof, together with all amendments, modifications or supplements, if any, thereto (collectively, the “Leases”).  True and complete copies of the Leases have been provided or made available to Buyer prior to the date hereof in the Data Rooms, together with any amendments, modifications or supplements thereto.  No member of the Company Group has received any written notice or any other written communication from the landlord or lessor under any of the Leases claiming that any member of the Company Group is in breach in any material respect of its obligations under the respective Leases.  Each member of the Company Group, as applicable, has a valid, binding and enforceable leasehold interest under each of the Leases under which it is a lessee, free and clear of all Encumbrances other than Permitted Encumbrances.  No member of the Company Group subleases, licenses or otherwise grants to any Person any interest in any Lease.

Section 2.20 Affiliate Transactions.  Neither Seller nor its Affiliates (other than the Company Group) (i) is a party to any Contract with any member of the Company Group (any such Contract, an “Affiliate Agreement”), in each case other than any Plan and this Agreement and the Ancillary Agreements or (ii) has any loan outstanding from, or has any loan outstanding to, any member of the Company Group.

Section 2.21 Brokers and Finders.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any member of the Company Group in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Seller by Buyer on or prior to the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection), Buyer represents and warrants to Seller Parent and Seller as follows:

Section 3.1 Organization.  Buyer is an Australian corporation, duly formed and validly existing under the laws of the Commonwealth of Australia.  Buyer has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 3.2 Authority.  Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party has been, and the consummation by it of the transactions contemplated hereby and thereby has been, duly and validly authorized and approved by all required actions on the part of Buyer.  This Agreement and each Ancillary Agreement to which Buyer is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by Seller Parent and Seller) this Agreement and each Ancillary Agreement to which Buyer is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.3 No Violations.  Except as set forth in Section 3.4 hereof, neither the execution, delivery or performance of this Agreement and the

Ancillary Agreement to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both:  (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Buyer; (ii) violate any Applicable Law; or (iii) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, acceleration or guaranteed rights or entitlements) under any Contract to which it is a party, or by which it or any of its properties or assets are bound, except for, in the case of clauses (ii) and (iii) of this Section 3.3, any violation, breach, conflict, default or right of termination, cancellation, payment, acceleration, guaranteed right or entitlement that, individually and in the aggregate, would not reasonably be expected to impair or materially delay the ability of Buyer to consummate the transactions contemplated hereby or by the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner.

Section 3.4 Consents and Approvals.  Except as required under the HSR Act and as set forth in Schedule 3.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 3.5 Ineligible Persons.  Neither Buyer nor any “affiliated person” (as defined under the Investment Company Act) with Buyer is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company nor is there any Proceeding pending or, to the Knowledge of Buyer, threatened by any Governmental Authority, that would result in the ineligibility of Buyer or such persons to serve in any such capacities.  Neither Buyer nor any person “associated” (as defined under the Investment Advisers Act) with Buyer is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would result in the ineligibility of Buyer or such persons.  Neither Buyer nor any person “associated” with Buyer is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no Proceeding pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would result in the ineligibility of Buyer or such persons.

Section 3.6 Legal Proceedings.

(a) There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its

Affiliates that (i) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner, or (ii) challenge the validity of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) There is no Order imposed upon Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to comply with its obligations hereunder or thereunder in a timely manner.

Section 3.7 Investment Representations.  Buyer is an “accredited investor,” as such term is defined in Rule 501 promulgated by the SEC under the Securities Act.  Buyer is purchasing the Shares for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part.  Buyer understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Buyer has had an opportunity to ask questions of and receive answers from Seller and the Company Group regarding the business of the Company Group.

Section 3.8 Sufficient Funds.  Buyer has on the date hereof, and shall have on the Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including the payments contemplated under Article I.  Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 3.9 Brokers and Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, other than any broker, finder or financial advisor the fees and expenses of which are due only from Buyer.

ARTICLE IV

COVENANTS

Section 4.1 Pre-Closing Conduct of Business by the Company

Group.  During the period from the date of this Agreement and continuing through the Closing Date, except as (A) contemplated by this Agreement or any Ancillary Agreement, (B) set forth in Schedule 4.1 of the Seller Disclosure Schedule or (C) with the prior written consent of Buyer, Seller Parent and Seller shall cause each member of the Company Group to (i) conduct its business in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its business organization (including officers and employees, goodwill and clients of the Company Group) in all material respects (provided that any changes in Clients, assets under management or Client revenues shall not be a breach of this sentence, with such matters governed exclusively by Sections 1.1 (in respect of the Revenue Run-Rate Adjustment Amount), 4.2 and 5.2(d)).  Without limiting the generality of the foregoing, except (A) as expressly contemplated by this Agreement or any Ancillary Agreement, (B) as set forth in Schedule 4.1 of the Seller Disclosure Schedule or (C) as consented to in writing by Buyer (which consent, in the case of clauses (q) and (r)(D)(x) of this Section 4.1, shall not be unreasonably withheld or delayed), Seller shall cause each member of the Company Group not to:

(a) amend its Organizational Documents;

(b) enter into or agree to enter into any merger or consolidation with any other Person or liquidate or dissolve;

(c) make any distribution or declare, pay or set aside any dividend with respect to, or issue, split, combine, redeem, reclassify, purchase or otherwise acquire, any Company Capital Stock or other equity interest in any member of the Company Group, other than cash dividends from any member of the Company Group to Seller or one of its Affiliates (provided that in the case of issuances of equity interests in DIUS to new hires after the date hereof consistent with past practice and not material to DIUS, the consent of Buyer will not be unreasonably withheld);

(d) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, any member of the Company Group or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, any member of the Company Group;

(e) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company Group, or amend the terms of any outstanding securities of any member of the Company Group;

(f) to the extent within its control and subject to its fiduciary duties to the U.S. Sponsored Funds, take any action that (i) would prevent any Public Fund from qualifying as a “regulated investment company” under Section 851 of the Code, or (ii) would result in the merger, consolidation or other reorganization of any Public Fund;

(g) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, (ii) except in the ordinary course of business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of any member of the Company Group or (iii) modify the terms of any such Indebtedness;

(h) sell, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of any member of the Company Group, other than in the ordinary course of business;

(i) subject to any Encumbrance (other than Permitted Encumbrances), any of the material properties or assets (whether tangible or intangible) of the Company Group;

(j) subject to Section 4.4(c), settle or compromise any pending or threatened Proceeding that results in restrictions upon any of its operations or results in the imposition of any fines or penalties that will not fully be paid by Closing; provided, that if the aggregate amount of such fines and penalties paid after the date hereof and prior to Closing exceeds $10,000,000, Seller shall consult with Buyer prior to the making of any further payments;

(k) make any change to its accounting polices, annual accounting period or accounting method, other than as required by GAAP or Applicable Law;

(l) make, change or revoke any material Tax election; file any amended material Tax Return; enter into any material closing agreement; settle and/or compromise any material Tax liability; incur any material liability for Taxes other than in the ordinary course of business; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case if such election, adoption, change, amendment agreement or other action would reasonably be expected to have any adverse effect on any member of the Company Group after the Closing Date;

(m) enter into, terminate or modify in any material respect (including by way of waiver) any Material Contract, other than in the ordinary course of business;

(n) (i) other than as may be required as a result of changes in Applicable Law or in connection with Seller Parent’s participation in the U.S. Treasury’s Troubled Asset Relief Program or other government program, enter into or materially amend or terminate any Company Benefit Plan or (ii) take any action to accelerate any rights or benefits under any Company Benefit Plan;

(o) enter into any lease of real property;

(p) acquire any business or Person or any material properties or assets, by merger, consolidation or otherwise, in a single transaction or a series of related transactions (other than permitted commitments for capital expenditure which shall be governed exclusively by Section 4.1(q);

(q) make, incur or enter into any financial commitment for capital expenditure requiring payments in excess of $500,000 for an individual commitment and $2,000,000 for all commitments in the aggregate;

(r) except as required by any Applicable Law, existing Company Benefit Plan or Contract disclosed on Schedule 2.16(a) of the Seller Disclosure Schedule or as consented to by Buyer (which consent shall not be unreasonably withheld) (A) subject to Section 4.12(g), increase the salary or other compensation of any director, officer, or employee of the Company Group whose annual cash compensation exceeds $200,000; provided, however, that increases of salary and compensation to those other than executives, directors and employees whose annual cash compensation exceeds $200,000 may be made in the ordinary course of business consistent with past practices and not exceeding 5% (in the aggregate) of the person’s cash compensation immediately prior to such change, (B) grant any promotion to any officer or employee of the Company Group, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or individual consultant of the Company Group, (D) increase the coverage or material benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company Group or otherwise materially modify or materially amend or terminate any such plan or arrangement; provided, however, that changes may be made to such plans covering employees of Parent and its Subsidiaries so long as any such change is made on a non-discriminatory basis and covers all participants in such plan, or (E) enter into any employment, deferred compensation, severance, special pay, individual consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company Group (or materially amend any such agreement to which a member of the Company Group is a party), other than, after consultation with Buyer, any employment agreement or arrangement entered into with any director, officer or employee of the Company Group who is hired after the date hereof to replace a terminated employee in the ordinary course of business consistent with past practice (provided that such agreement or arrangement shall provide for employment at-will and will not trigger severance or other payments if such director, officer or employee is terminated after the Closing, other than any payment provided for in an existing Company Benefit Plan disclosed on Schedule 2.16(a) of the Seller Disclosure Schedule);

(s) except as consented to by Buyer (which consent shall not be unreasonably withheld), transfer employees from employment with the Company Group to Seller Parent or any other Affiliate of Seller Parent or from

 Seller Parent or any other Affiliate of Seller Parent to a member of the Company Group;

(t) enter into, modify or terminate any labor or collective bargaining agreement of the Company Group, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company Group; or

(u) enter into or agree to enter into any agreement, resolution or commitment to do any of the foregoing.

Section 4.2 Client Consents.

(a) U.S. Public Funds.  Seller shall cause the Company Group to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the applicable Public Fund Board (or, solely in the case of clause (y) below, the Public Fund Board of the U.S. Sponsored Funds) and, except in the case of an Exempt Sub-Advised Fund with respect to clause (x) below, the shareholders of the applicable U.S. Public Fund, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of (x) a new Advisory Agreement for such U.S. Public Fund to be effective as of the Closing with such agreement containing terms (including the fee rate), taken as a whole, that are substantially similar to the terms of the existing Advisory Agreement between such U.S. Public Fund and the RIA, with the exception of (i) its effective and termination dates and (ii) the changes reflected in the form of Advisory Agreement attached to the Letter Agreement and (y) solely in the case of the U.S. Sponsored Funds, the reelection of the current members of the board of directors or trustees (as applicable) of such funds.  Without limiting the foregoing, subject in each case to the requirements of Applicable Law and the fiduciary duties of the Company Group and each applicable Public Fund Board:

(i) With respect to each U.S. Public Fund (other than an Exempt Sub-Advised Fund in the case of clauses (B), (C) and (D)) and the Public Fund Board thereof, Seller shall cause the Company Group to use its commercially reasonable efforts, (A) to request, as promptly as practical following the date of this Agreement, such Public Fund Board to approve (and to recommend that the shareholders of such U.S. Public Fund approve) a new Advisory Agreement and, if applicable, the reelection of the current members of the board of directors or trustees (as applicable) as described in the first sentence of Section 4.2(a); (B) to request, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, such Public Fund Board to call a meeting of the shareholders of such Public Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Advisory Agreement and, if applicable, the reelection of the current members of the board of directors or trustees (as applicable); (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of such U.S. Public Fund with respect to the actions recommended for shareholder approval by such Public Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (D) to request such Public Fund Board to submit, as promptly as practical following the mailing of the proxy materials, to the shareholders of such U.S. Public Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii) The parties hereto agree that a U.S. Public Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such U.S. Public Fund by the RIA following the Closing if a new Advisory Agreement has been approved by the Public Fund Board thereof and, except in the case of an Exempt Sub-Advised Fund, shareholders of such U.S. Public Fund in the manner contemplated by clause (i) of this subsection (a), unless at any time prior to the Closing the respective Public Fund Board (or, in the case of a U.S. Public Fund sub-advised by the RIA, the investment adviser to such sub-advised U.S. Public Fund) notifies the Company, whether in writing or orally, that such U.S. Public Fund has terminated or intends to terminate its Advisory Agreement prior to or following the Closing (and such notice is not withdrawn).

(iii) Seller agrees that the information that is contained in the proxy materials to be furnished to the shareholders of any U.S. Public Fund (other than information that is or will be provided by or on behalf of Buyer or its Affiliates or any other third party specifically for inclusion in such proxy materials) will not contain, at the time the proxy materials are first mailed to the shareholders of any U.S. Public Fund or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Buyer agrees that the information by it or its Affiliates (or on their behalf) in writing for inclusion in the proxy materials to be furnished to the shareholders of any U.S. Public Fund will not contain, at the time the proxy materials are first mailed to the shareholders of any U.S. Public Fund or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each of Seller and Buyer shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Authority in connection with the approvals contemplated by this subsection (a).

(iv) In the event that the approval by the shareholders of a U.S. Public Fund (other than an Exempt Sub-Advised Fund) of the applicable new Advisory Agreement described in this subsection (a) is not reasonably expected to be obtained prior to the Closing, as soon as practicable after the parties so determine such shareholder approval is not reasonably expected to be obtained by the Closing, the Company Group shall request the Public Fund Board of each such U.S. Public Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Advisory Agreement, to be effective immediately following the Closing, for each such U.S. Public Fund with the RIA containing substantially similar terms as the existing applicable Advisory Agreement with each such U.S. Public Fund (except for changes thereto to the extent necessary to comply with Rule 15a-4).  In the event that an interim Advisory Agreement under Rule 15a-4 becomes effective prior to Closing, Seller and Buyer shall use commercially reasonable efforts to obtain the required U.S. Public Fund shareholder approval as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(b) UCITs.  Seller shall cause the Company Group to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the Financial Regulator of Ireland to the continued management of each Public Fund that is a UCIT by the RIA following the Closing.  The parties hereto agree that each such Public Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such Public Fund by the RIA following the Closing if continued management of such Public Fund by the RIA following the Closing has been approved in accordance with the immediately preceding sentence, unless at any time prior to the Closing such Public Fund notifies the RIA in writing that such Public Fund has terminated its Advisory Agreement prior to or following the Closing (and such notice is not withdrawn).

(c) Non-Public Fund Clients.

(i) If consent is required by Applicable Law or by the Advisory Agreement of any Client (other than a Public Fund) for the deemed assignment or continuation of the Advisory Agreement with such Client as a result of the consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this Agreement, Seller shall cause the Company Group to send a notice (“Transaction Notice”) informing such Client of the transactions contemplated by this Agreement and requesting the written consent of such Client to such deemed assignment or continuation.

(ii) The parties hereto agree that any consent required for the deemed assignment or continuation of any Advisory Agreement with a Client (other than a Public Fund) shall be deemed given for all purposes under this Agreement (A) if written consent is expressly required under the respective Advisory Agreement, upon receipt of the written consent requested in the Transaction Notice or (B) if consent other than written consent is permitted under Applicable Law and the respective Advisory Agreement, (x) upon receipt of a written consent requested in the Transaction Notice or (y) if no such written consent is received, if 60 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice shall be included in the Transaction Notice) informing such Client:  (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client’s Advisory Agreement; (II) of the intention of the RIA to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 60 days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company, whether in writing or orally, that such Client has not so consented or has terminated or intends to terminate its Advisory Agreement (and such notice is not withdrawn or superseded).  For the avoidance of doubt, the parties hereto agree that Seller shall, or shall cause the applicable member of the Company Group to, include in each Negative Consent Notice a request for written consent, even if written consent to an assignment is not required by the applicable Advisory Agreement.

(d) The Seller shall cause each member of the Company Group, as applicable, to use its commercially reasonable efforts to obtain all consents, waivers and approvals from, and provide all notices to, all Persons (including, as applicable, noteholders, rating agencies, trustees and shareholders) required in order to ensure that that the transactions contemplated hereby will not cause the termination of any Collateral Management Agreement.  Executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.

(e) In connection with obtaining the Client consents under this Section 4.2, at all times prior to the Closing, Seller shall take reasonable steps to keep Buyer informed of the status of obtaining such Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed Client consents.  Seller and Buyer agree that they shall coordinate and consult in good faith with each other with respect to all matters relating to rating agency relations and investor relations in regard to the collateral debt obligation transactions set forth in Schedule 4.2(e) of the Seller Disclosure Schedule (each, a “CDO”) and the transactions contemplated hereby.

(f) Seller shall deliver (or cause to be delivered) drafts of all consent materials (including proxy solicitation materials) prepared by Seller or its Affiliates to Buyer a reasonable time prior to the mailing or distribution of such documents to any Client (and in the case of proxy solicitation materials, prior to the filing of such materials with the SEC) in order to afford Buyer an opportunity to fully review and comment on such documents and Buyer shall have the right to so review and comment on such documents.  Any reasonable comments provided by Buyer on such documents shall be considered in good faith by Seller.  Buyer shall reasonably cooperate with Seller and its Affiliates in connection with the obtaining of Client consents under this Section 4.2.

(g) Prior to Closing, without the prior written consent of Seller, none of Buyer or its Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Client or any Affiliate thereof (including any member of any Public Fund Board and any consultant, “gatekeeper” or similar Person) regarding the transactions contemplated by this Agreement.  Consent of the Seller shall not be required in connection with any responses or communications by Buyer in connection with any requests directed to Buyer relating to the approval by an applicable Public Fund Board of any agreements pursuant to the provisions of Section 15 of the Investment Company Act.

Section 4.3 Pre-Closing Access.

(a) Between the date of this Agreement and the Closing, subject to the other provisions of this Section 4.3, Seller shall cause the Company Group to provide such access to Buyer and its accountants, counsel, financial advisors and other representatives to such information and data relating to the Company Group, including the books, compliance records, financial information (including working papers and data in the possession of the Company’s independent public accountants (subject to execution by Buyer of a hold harmless or similar agreement if requested by the accountants), internal audit reports, and “management letters” from such accountants with respect to the Company

Group’s systems of internal control) and records (including Tax records, but only to the extent such records relate solely to the Company Group) and employees of the Company Group and such other information, Contracts and properties of or relating to the Company Group, as is reasonably requested in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  Such review shall occur only during normal business hours upon reasonable advance notice by Buyer to Seller, under the supervision of Seller’s personnel and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company Group.  Notwithstanding the obligations contained in this Section 4.3, the Company Group shall not be required by this Section 4.3 to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of it or its Affiliates (based on the advice of counsel) or contravene any Applicable Law or fiduciary duty or breach a binding agreement or (y) cause material competitive harm to the Company Group if the transactions contemplated hereby are not consummated.  All information provided or accessed under this Section 4.3(a) shall be subject to the terms of the Confidentiality Agreement.  No information provided to or obtained by Buyer pursuant to this Section 4.3 shall limit or otherwise affect the remedies available hereunder to Buyer (including Buyer’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

(b) Prior to the Closing, none of Buyer or its Affiliates or their respective employees, directors, officers or agents shall contact or communicate with the customers, suppliers and licensors of the Company Group in connection with the transactions contemplated hereby without the prior written consent of Seller.

Section 4.4 Post-Closing Access; Post-Closing Retention of Records; Etc.

(a) Following the Closing, Buyer shall, and shall cause its Affiliates to, upon reasonable notice by Seller or its Affiliates to Buyer:

(i) (A) provide to Seller and its Affiliates and their respective representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the business and operations of the Company Group with respect to any pre-Closing period or matter occurring prior to the Closing (including in connection with any Proceeding arising out of any business or operations of the Company Group in which Seller or any of its Affiliates may from time to time be involved (including the Retained Disputes), other than with respect to proceedings involving disputes between Buyer, on the one hand, and Seller and/or Seller Parent, on the other hand, and the preparation and audit of any financial statements or Tax Returns) and (B) permit Seller and its Affiliates and their respective representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request; and

(ii) (A) make available at the Company offices to Seller and its Affiliates and their respective representatives, the officers, employees and representatives of the Company Group to provide reasonable assistance and co-operation in the review of information described in Section 4.4(a) and (B) reasonably cooperate with Seller and its Affiliates and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, mediations, discovery proceedings, hearings, trials or appeals and making available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of any business or operations of the Company Group in which Seller or any of its Affiliates are or may from time to time be involved (including the Retained Disputes), other than with respect to proceedings involving disputes between Buyer, on the one hand, and Seller and/or Seller Parent, on the other hand;

provided that (w) any access or cooperation pursuant to this Section 4.4(a) shall not unreasonably interfere with the conduct of the business of the Company Group and (x) such access or review shall occur only during normal business hours upon reasonable advance notice by Seller to Buyer, under the supervision of Company or Buyer personnel, (y) such access or review shall occur only after Seller and/or Seller Parent shall have (i) entered into a customary and reasonable non-disclosure agreement with the Company on terms with respect to confidentiality of information no more restrictive than the relevant terms of the Confidentiality Agreement and (ii) identified, in reasonable detail, its purpose in seeking access or cooperation pursuant to this Section 4.4(a) and (z) Seller shall be responsible for any out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with its compliance with this Section 4.4(a).  Notwithstanding the obligations contained in this Section 4.4, the Company Group shall not be required to provide access or information or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates (based on the advice of counsel) or contravene any Applicable Law or fiduciary duty or breach a binding agreement in effect at Closing.

(b) Following the Closing, Buyer shall, and shall cause its Affiliates to, (i) retain true and complete originals or copies of the books and records and other information and data, including personnel records, of the Company Group and its business and operations with respect pre-Closing periods in accordance with the document retention policies of Buyer and its Affiliates, but in no event for less than six years, (ii) comply with the terms of the applicable hold order distributed by Seller Parent to the Company Group regarding the Retained Disputes (including the hold order, dated April 6, 2005, regarding TransAmerica (a copy of which is attached to the Letter Agreement)) and (iii) prior to destroying or disposing of any such books and records, information or data, provide not less than 30 days’ prior notice to Seller, specifying the information and records proposed to be destroyed or disposed of, and, if Seller shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Seller, to promptly arrange for the delivery of such of the information to Seller as was requested at Seller’s cost, provided, that prior to any such delivery Seller shall be required to enter into a customary and reasonable non-disclosure agreement with the Company on terms with respect to confidentiality of information no more restrictive than the relevant terms of the Confidentiality Agreement.

(c) Without limitation of the foregoing provisions of this Section 4.4, following the Closing, the parties agree that Seller and its Affiliates shall exclusively control, manage and be responsible for the defense, handling and disposition of the matters described in Schedule 4.4(c) of the Seller Disclosure Schedule (the “Retained Disputes”).  As of the Closing, Seller Parent and Buyer agree that the Company Group shall cease to have any obligation to pay, or reimburse Seller Parent for, any costs of the Retained Disputes (including costs of counsel).  Seller shall keep Buyer apprised in a timely manner of the status of the Retained Disputes and shall provide Buyer with reasonable access to any documents, information or other materials prepared by, or provided to Seller or its Affiliates, in connection with the Retained Disputes, except to the extent such access would jeopardize the attorney-client privilege (based on the advice of counsel).  Seller shall consult with Buyer prior to the entry into any settlement in connection with any Retained Dispute and consider Buyer’s views in good faith and any such settlement shall not contain any restriction on the business of the Company Group or any admission or finding of wrongdoing on behalf of the Company Group or any of its officers or employees.  Any such settlement with respect to a particular defendant that does not provide for a full release of such defendant with respect to the claim(s) being settled shall require the consent of Buyer, such consent not to be unreasonably withheld or delayed.  Any settlement that applies to all claims against all defendants in connection with a Retained Dispute shall contain a full and complete release of the Company Group and its officers from all liability related thereto.

Section 4.5 Confidentiality; Announcements.

(a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference, and further agree that the Confidentiality Agreement shall terminate upon the Closing.

(b) Seller and Buyer shall, and shall cause their respective

Affiliates to, consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, and no such press release or other public disclosure shall be made without the consent of each of parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that any party may make such disclosure to the extent required by Applicable Law or the rules of any applicable stock exchange; provided, further, that in the event this Agreement is terminated pursuant to Section 6.1(i), the parties shall mutually agree on the form, substance and timing of any press release or other public disclosure related to such termination.

Section 4.6 Regulatory Matters; Third Party Consents.

(a) The parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The parties hereto agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company Group) shall be required, in connection with the matters covered by this Section 4.6, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any member of the Company Group’s respective businesses or (v) to waive any of the conditions set forth in Article V of this Agreement.  The parties hereto will have the right to review in advance, and will consult with the other parties on, all the information relating to Seller, Buyer, the Company Group or any of their Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  The parties hereto agree that they will keep the other parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein.  Each of the parties hereto agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it or to be supplied on its behalf specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  This Section 4.6(a) shall not apply to the obtaining of Client consents, which shall be governed exclusively by Section 4.2.

(b) Each of the parties to this Agreement shall promptly advise the other parties upon receiving any communication relating to the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby or thereby from any Governmental Authority.

Section 4.7 Expenses.  Seller shall bear the fees, costs and expenses of it and its Affiliates (including the Company and its Subsidiaries), incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including legal, accounting and financial advisors).  Buyer shall bear the fees, costs and expenses of it and its Affiliates incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including legal, accounting and financial advisors).  Notwithstanding the foregoing, the aggregate costs and expenses relating to obtaining the consents contemplated by Section 4.2(a) (including the costs and expenses of proxy solicitation, printing and mailing and legal counsel for the funds and independent trustees counsel) and obtaining the approval of any Governmental Authority pursuant to Section 4.6 shall be borne 50% by Seller and 50% by Buyer, and each of them shall promptly reimburse the other upon request with respect to such costs and expenses to be borne by them.

Section 4.8 Financial Information.  Between the date hereof and the Closing Date, Seller shall provide (or cause to be provided) to Buyer as promptly as practicable after the same are available to Seller, but in any event within 20 Business Days following the end of each calendar month, or, if later, copies of any regularly prepared monthly financial information of the Company Group.

Section 4.9 Efforts of Parties to Close.  During the period from the date of this Agreement through the Closing, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as reasonably practicable following the date of this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions.

Section 4.10 Further Assurances.  Each party to this Agreement shall, and shall cause its Affiliates to, at the request of any other party, at any time and from time to time following the Closing, execute and deliver to the requesting party such further customary instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement and the Ancillary Agreements.  Seller Parent agrees to cause Seller to comply with its obligations under this Agreement.

Section 4.11 No Solicitation.  During the period from the date hereof continuing through the Closing, Seller Parent shall not, and shall cause its respective Affiliates not to, solicit or engage in discussions or negotiations with any Person (other than Buyer and its Affiliates and their respective representatives) concerning any acquisition by such Person of any member of the Company Group or any of their respective material assets.

Section 4.12 Employee Benefits.

(a) During the one-year period following the Closing, Buyer shall, or shall cause the applicable member of the Company Group, subject to the discretion of its Board Remuneration Committee, to provide to each employee of the Company Group as of Closing (the “Company Group Employees” or “employees of the Company Group”) during their employment , with a base salary at the same rate as in effect at June 30, 2009 for such employee (which, during such period, shall not be reduced except on a case-by-case basis consistent with past practices or where the Company’s Chief Executive recommends such reduction). In addition, Buyer shall, or shall cause the applicable member of the Company Group, subject to the discretion of its Board Remuneration Committee, to provide aggregate base salaries and employee benefits to Company Group Employees in the aggregate that are intended to have an approximate value midway between (i) the aggregate value of such employees’ total base salaries and employee benefits immediately before the Closing and (ii) the aggregate value of the sum of such employees’ base salaries immediately before the Closing and employee benefits provided under the Buyer’s employee benefit plans for similarly situated employees, as reasonably determined by Buyer and the Company’s Chief Executive.  Notwithstanding the foregoing, no provision of this Agreement shall be construed (i) as a guarantee of continued employment of any employee of the Company Group, (ii) to prohibit Buyer or any member of the Company Group from having the right to terminate the employment of any employee of the Company Group, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan or other employee benefit plan, program or arrangement sponsored, maintained or contributed to by Buyer, any member of the Company Group or any of their respective Affiliates after the Closing (the “Buyer Plans”) or (iv) to prevent the Buyer’s Board Remuneration Committee making any compensation structure changes that it feels may be necessary given economic events affecting the Company Group.  Following the Closing, Buyer, the Company Group and their respective Affiliates (as applicable) shall be responsible for all cash severance obligations with respect to any termination of employment of any employee of the Company Group.

(b) As of the Closing, the employees of the Company Group

shall cease active coverage or active participation under all Seller Plans; provided, however, that Seller shall remain responsible for claims incurred under a Seller Plan up to the Closing.  Seller shall retain (and Buyer shall not assume) any obligation under any Seller Plan that is a retiree medical plan for such employees or former employees who are eligible or would be eligible if they terminated employment on the Closing Date and such coverage shall commence following the later of their termination of employment with the Seller or the Company Group; provided that such employees satisfy all conditions of coverage of any Seller Plan including without limitation the requirements that the employees remain covered by a group medical plan through commencement of retiree medical benefits; and provided, further that nothing herein shall obligate Seller Parent to continue to maintain any retiree medical plan or amend any retiree medical plan from time to time.  Each Company Group Employee and former employee of the Company Group shall be credited with his or her years of service with the Company Group (and any predecessor entities thereof) before the Closing under any Buyer Plan providing benefits similar to those provided under any Seller Plan for purposes of eligibility to participate and vesting but not for purposes of benefit accrual.  Buyer shall, or shall cause the Company Group to, immediately following the Closing, credit each employee of the Company Group with paid time off in an amount equal to the amount of paid time off that each such employee had accrued with Seller Parent or its Affiliates, but had not used or been paid for, as of the Closing Date.

(c) From and after Closing until the date that is 12 months following the date hereof, Buyer shall, or shall cause the Company Group to provide each employee of the Company Group whose employment is terminated without “cause” (as such term or any similar term is defined in the applicable severance plan but excluding any terminations of employment by reason of resignation, death, or disability) with severance compensation in accordance with the applicable Seller Plan existing on the date hereof and set forth in Schedule 2.16(a), provided that (i) any reference to the term “Established Compensation” in the applicable Seller Plan shall be as defined in such plan as of the date hereof and shall be determined based on Established Compensation as of the date of such employee’s termination of employment (but excluding any salary adjustment by reason of TARP compliance or compliance with the employee benefit covenant in Section 4.12(a) hereof) or (ii) if the Buyer’s severance plan applicable to such employee provides more generous severance compensation, the Buyer’s severance plan shall apply in lieu of the otherwise applicable Seller Plan (and for purposes of calculating severance compensation under the Buyer’s severance plan, any salary adjustment by reason of TARP compliance or compliance with the employee benefit covenant in Section 4.12(a) shall be excluded).  Each employee of the Company Group shall be credited with his or her years of service with the Company Group (and any predecessor entities thereof) before the Closing for purposes of this Section 4.12(c).

(d) Buyer shall, or shall cause the Company Group, to cause each employee of the Company Group to be given credit under each Buyer Plan providing welfare benefits for amounts paid under the corresponding Seller Plan (if any) providing welfare benefits for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Buyer Plan.  Buyer shall, and shall cause its Affiliates and any Buyer Plans to, waive all limitations as to pre-existing conditions, exclusions, waiting periods and evidence of insurability requirements with respect to participation and coverage of employees of the Company Group and their eligible dependents in any Buyer Plan that is a welfare plan.

(e) If, subsequent to a review of benefits schemes pursuant to 4.12 (a), the Buyer and the Company's Chief Executive so request, Seller shall cause the Company to terminate its 401(k) plan  (“Company 401(k) Plan”) immediately prior and subject to the Closing.  The Company shall be solely liable for all costs, expenses and Losses (including reasonable attorneys’ fees) incurred in the termination of the Company 401(k) Plan, and the Buyer shall, or shall cause the Company to, reimburse Seller for all such costs, expenses and Losses (including reasonable attorneys’ fees) reasonably incurred by Seller for acts or omissions taken or not taken at the discretion of the Buyer and the Company’s Chief Executive.  Further, Buyer shall take all action necessary or appropriate to cause a defined contribution plan to be adopted or maintained by Buyer or any Affiliate of Buyer (the “Buyer 401(k) Plan”). Seller Parent shall permit, and Buyer shall cause the Buyer 401(k) Plan to accept, a “rollover” of any account balances of employees of the Company Group under the defined contribution retirement plan of Seller Parent and its Affiliates (the “Seller 401(k) Plan”) to the Buyer 401(k) Plan.  In connection with any such rollover elected by any employee of the Company Group, Buyer shall allow any such employee's outstanding loan and related promissory note under the Seller 401(k) Plan to be rolled over into the Buyer 401(k) Plan.

(f) Seller Parent or one of its Affiliates will be responsible for any obligations under its plans, policies or programs related to Company Group Employees or former employees of the Company Group and, to the extent applicable, their qualified beneficiaries currently eligible to receive benefits under COBRA or long-term disability policies, plans or programs as of the Closing; provided that any employees of the Company Group covered under any such long-term disability policies, plans or programs as of the Closing shall become employees of Buyer or one of its Affiliates effective as of the date such employee is ready to return to active employment.  By way of clarification and not in limitation of the immediately preceding sentence, Seller Parent or one of its Affiliates shall be responsible for providing COBRA coverage with respect to any employee of the Company Group terminated on or prior to the Closing and any qualified beneficiary entitled to coverage on or prior to the Closing.

(g)

(i) Prior to the Closing, Seller Parent shall cause the Company Group to establish a deferred compensation plan (such plan, the “Company Group Deferred Compensation Plan”) that complies with Section 409A of the Code for the benefit of any Company Group Employee who participates in the Seller Parent’s Deferred Compensation and Supplemental/Excess Retirement Plan (the “Seller Parent Deferred Compensation Plan”) (each, a “Participant”), to which shall be credited all deferred compensation account balances held under the Seller Parent Deferred Compensation Plan in respect of Participants at the time of establishment of the Company Group Deferred Compensation Plan (or, with respect to the Participants who are identified on Schedule 4.15(b) of the Seller Disclosure Schedule, all deferred compensation balances transferred to the Company Group Deferred Compensation Plan subsequent to the establishment of such plan but prior to Closing).  The Company Group Deferred Compensation Plan shall be identical in all respects to the Seller Parent Deferred Compensation Plan as it relates to the Participants; provided that, (i) unless otherwise determined by Buyer, Buyer shall have no obligation to permit deferrals by the Participants for any future calendar years under the Company Group Deferred Compensation Plan, and (ii) the plan document shall provide that all deferred compensation may be paid in full upon any termination of the plan in a manner consistent with the requirements of Section 409A of the Code.  For the calendar year in which the Closing occurs, subject to the terms of the plan (including the right to terminate the plan), Buyer shall honor (or cause to be honored) any deferral election made by a Participant under the Seller Parent Deferred Compensation Plan for such calendar year.  The parties agree that Buyer shall be solely responsible for all liabilities and obligations relating to the Participants under the Company Group Deferred Compensation Plan (including all payments to the Participants of their respective balances thereunder), that any amounts owed to employees of the Company Group under the Company Group Deferred Compensation Plan were for services rendered for the Company Group, and neither the Seller nor the Company Group, prior to the Closing, shall claim a deduction relating to the deferred compensation account balances credited to the Participants under the Seller Parent Deferred Compensation Plan or the Company Group Deferred Compensation Plan.

(ii) The aggregate account balances as of the Closing Date of the Participants under the Company Group Deferred Compensation Plan shall be accrued as a liability on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet to the extent and in the manner provided for in the Closing Balance Sheet Principles.

(h) Seller shall retain exclusive responsibility and liability for all workers’ compensation injuries and claims incurred on or prior to the Closing by Company Group Employees or former employees of the Company Group.

(i) With respect to annual bonus and other cash incentive compensation for the period of employment through the Closing Date of employees of the Company Group, Seller shall accrue such amount on Estimated Closing Balance Sheet and the Final Closing Balance Sheet to the extent and in the manner provided for in the Closing Balance Sheet Principles, in which event Buyer shall pay such amount accrued with respect to such period to applicable employees.

(j) Seller Parent shall make certain changes to the compensation arrangements of certain employees of the Company Group as described in the Letter Agreement.  Each such employee shall acknowledge in writing to the Company or Buyer that (i) such changes shall cease to be in effect prior to or immediately following the Closing and (ii) Buyer shall have no obligation to continue any such employee’s compensation arrangements in effect immediately prior to the Closing.

(k) Except where prohibited for any Company Group Employee by reason of the Seller Parent’s participation in the U.S. Treasury’s Troubled Asset Relief Program or similar government program, Seller shall cause a portion of each outstanding equity award held by a Company Group Employee under any Seller Plan that does not otherwise vest pro-rata by reason of consummation of this Agreement to vest, and such portion shall be equal to the amount of such award that would have vested on the vesting date on or after the Closing Date (the “Post Closing Vesting Date”), multiplied by a fraction, the numerator of which is the number of days from the date of grant of such equity award (the "Grant Date") through the Closing Date, and the denominator of which is the number of days from the Grant Date through the Post Closing Vesting Date.  Such vested equity awards shall be paid in accordance with the requirements of Section 409A of the Code.

Section 4.13 Delivery of Closing Revenue Run-Rate Schedule.  Seller shall deliver (or cause to be delivered) to Buyer, (i) not later than the tenth Business Day prior to the Closing Date, a schedule setting forth in reasonable detail the estimated calculation of the Closing Revenue Run-Rate based upon information as then available, and (ii) not later than the third Business Day prior to the Closing Date, an update of such schedule.  On the Closing Date Seller shall deliver (or cause to be delivered) to Buyer an updated schedule setting forth in reasonable detail the calculation of the Closing Revenue Run-Rate Rate if necessary to reflect consents that have been obtained, and written notices of termination that have been received, from Clients from and after the date on which such schedule was initially delivered to Buyer through the Closing Date.

Section 4.14 Section 15(f).

(a) Buyer acknowledges that each of Seller Parent and Seller is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company

Act.  From and after the Closing Date, to the extent within its control, Buyer shall not take, and shall cause its Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement and the Ancillary Agreements, and to the extent within its control, shall not fail to take, and, after the Closing, shall cause its Affiliates not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement and the Ancillary Agreements. In that regard, from and after the Closing Date and to the extent within its control, Buyer shall conduct its business and shall cause each of its Affiliates to conduct its business so as to assure that:

(i) for a period of not less than three years after the Closing, at least 75% of the members of the boards of directors or trustees of each Public Fund are not (A) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of such Fund after the Closing or (B) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of such Fund immediately prior to the Closing; and

(ii) for a period of not less than two years after the Closing, there shall not be imposed on any Public Fund an “unfair burden” (for purposes of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, or any terms, conditions or understandings applicable thereto.

(b) For a period of three years from the Closing, Buyer shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Advisory Agreement between Buyer or any of its Affiliates and any U.S. Public Fund managed or advised by any member of the Company Group as of the Closing without first obtaining a covenant in all material respects the same as that contained in this Section 4.14; provided that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the transactions contemplated by this Agreement or the Ancillary Agreements.  Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section are intended only for the benefit of such parties and for no other Person.

Section 4.15 Certain Pre-Closing Matters.

(a) Prior to the Closing Seller shall cause the Company Group to transfer the employees of the Company Group identified in Schedule 4.15(a) of the Seller Disclosure Schedule and the computers, furniture, office equipment and other office assets used by such employees to Seller or one of its Affiliates.

(b) Prior to the Closing Seller shall, and shall cause the Company Group to, take such actions as are necessary so that the individuals identified in Schedule 4.15(b) of the Seller Disclosure Schedule are employed by the Broker-Dealer at the Closing (other than any such individual who ceases to be employed by Seller or one of its Affiliates prior to Closing).  In connection therewith, Seller and Buyer shall cooperate, and take such actions as are reasonably necessary, so that each such individual is a registered representative of the Broker-Dealer no later than the Closing.

(c) Buyer acknowledges and agrees that, prior to the Closing, Seller shall cause the Company Group to assign to Seller or one of its Affiliates all right, title and interest of the Company Group under the Contract set forth in Schedule 4.15(c) of the Seller Disclosure Schedule to any payment to be made to any member of the Company Group thereunder to the extent that any such payment is not reflected as an asset on the Final Closing Balance Sheet.

(d) At or prior to the Closing, Seller shall cause the Company Group to repay any long-term Indebtedness outstanding as of Closing Date (other than (a) any such Indebtedness to the extent between members of the Company Group) and (b) any long-term Indebtedness that the parties agree shall be deducted from the Purchase Price).

(e) Buyer acknowledges and agrees that, prior to the Closing, Seller shall, and shall cause the Company Group to, take such actions as are necessary so that the assets and liabilities related to the Seller Parent pension plan as identified in Exhibit A (but, for the avoidance of doubt, shall be determined as of the date of transfer for purposes of this Section 4.15(e)) will be transferred to Seller Parent or one of its Affiliates (other than the Company Group).

(f) Buyer acknowledges and agrees that, prior to the Closing, Seller shall, and shall cause the Company Group to, take such actions as are necessary so that the three life insurance policies on employees and former employees will be transferred to Seller Parent or one of its Affiliates (other than the Company Group).

(g) Prior to the Closing, Seller shall notify Buyer of any new products that any member of the Company Group is planning to launch prior to the Closing, including but not limited to, launching any new Public Fund and/or any pooled investment vehicle that is excepted from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(h) Prior to the Closing, Seller Parent will, or will cause its Affiliates to, amend the Fund Accounting and Financial Administration Oversight Agreement between DSC and the Lincoln VIP Trust and the Fund Accounting and Financial Administration Oversight Agreement between DSC and The Lincoln National Life Insurance Company to provide that each of these agreements will be terminable by each party thereto upon not less than six months notice without penalty and to update the schedules thereto to reflect the actual services being provided by DSC thereunder and the list of funds and accounts receiving such services.

Section 4.16 Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is has knowledge that will or would reasonably be expected to result in any of the conditions set forth in Article V of this Agreement becoming incapable of being satisfied.

Section 4.17 Affiliate Agreements.  Except as set forth in Schedule 4.17 of the Seller Disclosure Schedule, effective at the Closing, all Affiliate Agreements shall be terminated pursuant to written termination agreements and without any further right, obligation or liability of any Person thereunder.

Section 4.18 IT Separation Plan; Transition Services; Real Estate and Related Assets.

(a) From the date hereof through the Closing, Seller Parent and Buyer shall, and shall cause their respective Affiliates to, negotiate in good faith and use their commercially reasonable efforts to prepare a mutually agreed written plan (such agreement not to be unreasonably withheld or delayed) setting forth, in reasonable detail, the separation of the Information Technology Systems and related software that are currently being used by the Company Group and, to the extent related to the business of the Company Group attributable to the employees being transferred to the Company Group pursuant to Section 4.15(b), Lincoln Financial Distributors (“LFD”) from the Information Technology Systems and software of the Seller Parent and its Affiliates (other than the Company Group) (the “IT Separation Plan”).  The IT Separation Plan shall include the functions listed in Exhibit G.  Seller Parent, after giving reasonable notice to and consulting in good faith with Buyer, may commence such separation prior to the IT Separation Plan being mutually agreed.  The IT Separation Plan shall provide that (i) Seller Parent and Buyer shall cooperate and use their respective commercially reasonable efforts to implement the IT Separation Plan as soon as commercially practicable following the Closing and (ii) Seller Parent shall be responsible for all costs and expenses incurred by Seller Parent and its Affiliates (the “IT Separation Costs”) to implement the IT Separation Plan through the date on which the IT Separation Plan (or any identified subcomponent thereof) is implemented (such implementation date to be mutually agreed by Seller Parent and Buyer, such agreement not to be unreasonably withheld).  For the avoidance of doubt, the IT Separation Costs shall not include any costs or expenses related to (x) the integration of the Company Group into Buyer (including the integration of the Information Technology Systems of the Company Group into the Information Technology Systems of Buyer) unless, and only to the extent, as part of the IT Separation Plan, Seller Parent and Buyer mutually agree that integration of such systems into Buyer’s systems would be a preferable alternative to separating such systems to a stand-alone system (and such alternative results in no additional cost or expense to Seller Parent), (y) the upgrade or improvement of any Information Technology Systems or software (including the Information Technology Systems and software that are being segregated under the IT Separation Plan) except insofar as upgrading or improving those Information Technology Systems or software is necessary so that the Information Technology Systems of the Company Group after the implementation of the IT Separation Plan function in a substantially similar manner to the manner in which such Information Technology Systems have functioned in the ordinary course of business prior to the Closing; or (z) any costs or expenses incurred by Buyer or its Affiliates (including, for the avoidance of doubt, the Company Group following the Closing), unless such costs or expenses are undertaken by Buyer or its Affiliates by mutual written agreement of Buyer and Seller Parent prior to such expenditure, which agreement expressly provides that such costs or expenses are to be borne by Seller Parent.

(b) From the date hereof through the Closing, Seller Parent and Buyer shall, and shall cause their respective Affiliates to, negotiate in good faith and use their commercially reasonable efforts to enter into a definitive transition services agreement (the “Transition Services Agreement”), to be effective as of the Closing, which shall reflect the terms set forth on Exhibit B hereto and customary additional terms and conditions as may be mutually agreed to by the parties.  The Transition Services Agreement shall provide that Buyer shall not be required to pay for any of the costs of any Information Technology Systems and related software services provided by Seller Parent and its Affiliates to Buyer and its Affiliates until the IT Separation Plan (or an identified related subcomponent thereof) is implemented (provided that the costs and expenses of any information technology transition services provided after the time that the IT Separation Plan (or an identified related subcomponent thereof) has been implemented shall be subject to the terms of the Transition Services Agreement).

(c) No later than the Closing, Seller Parent shall cause, at its cost, all of the employees of Seller Parent and its Affiliates (other than the Company Group) who occupy the 9th and 39th floors at One Commerce Square and floor P1 at Two Commerce Square to vacate such floors.  No later than the Closing, Seller shall, and shall cause the Company Group, to take such actions as are necessary so that the copier leases for the copiers located on such floors are assigned to or otherwise assumed by the Company Group.

(d) Buyer and Seller Parent shall cooperate and negotiate in good faith to, and to cause the landlord of One Commerce Square and Two Commerce Square to, enter into or consent to (as applicable) one or more subleases, to be effective at the Closing, between Seller Parent (or one of its creditworthy Affiliates), a member of the Company Group and such landlord prior to the Closing with respect to the 5th floor, as determined pursuant to Section 4.18(f), the 30th floor or 36th floor (as applicable) and the 34th floor at One

Commerce Square and a portion of the 2nd floor at Two Commerce Square (as applicable) on the terms set forth in Exhibit D hereto and such other terms as are customary for a sublease, reasonably requested by the applicable landlord or otherwise mutually agreed by Seller Parent and Buyer.  In the event that the landlord will not enter into or consent to (as applicable) a sublease, Buyer and Seller Parent shall cooperate in good faith to enter into an alternative arrangement to provide Seller Parent (or its Affiliates) with the benefit of the occupancy of the applicable space to the greatest extent practicable and to ensure, to the greatest extent practicable, that Seller shall be responsible for all obligations of the Company Group of such locations (including payment of all applicable costs and expenses) as though an assignment of the leases associated with such locations had been implemented.

(e) Buyer acknowledges and agrees that, prior to the Closing, Seller Parent shall, or shall cause its Affiliates to transfer the following assets to Seller Parent or one of its Affiliates (other than the Company Group):

(i) All computers, equipment and other office assets (but not furnishings or leasehold improvements) located on floor P1 at Two Commerce Square other than any computers, equipment or other assets leased by the Company Group;

(ii) All computers, equipment, furnishings and other office assets located on the 5th floor and the 34th floor at One Commerce Square;

(iii) All computers, equipment and other office assets (but not furnishings or leasehold improvements) located on the 9th floor and the 30th floor at One Commerce Square that are used by employees of Seller Parent and its Affiliates (other than the Company Group); and

(iv) All computers, equipment, furnishings and other office assets located on the 2nd floor at Two Commerce Square that are primarily for the benefit of Seller Parent and its Affiliates (other than the Company Group).

(f) If requested by Buyer prior to Closing, Seller Parent shall cause all of the employees of Seller Parent and its Affiliates (other than the Company Group) who occupy the 30th floor at One Commerce Square to vacate such floor in exchange for right of Seller Parent to occupy an equivalent portion of the 36th floor at One Commerce Square (and the Company Group shall vacate the 36th floor), such vacatement to be effected as soon as practicable following such request (and if such request is made at least 30 days prior to Closing, by the Closing); provided that Seller Parent shall not be required to pay rent and other costs and expenses for the occupancy of the 36th floor in excess of the amount of rent and other costs and expenses currently incurred by Seller Parent for the occupancy of the 30th floor.  Neither Seller Parent nor Buyer shall be required to bear any cost or expense incurred by the other (or, in the case of Seller Parent, the Company Group) to alter the configuration of either floor or to move employees or computers, equipment and other office assets to or from either floor.

(g) Buyer agrees that in the event that Buyer determines that neither it nor any of its Affiliates will elect to give back space when permitted under the lease for One Commerce Square, Buyer shall give written notice to Seller Parent of each such determination no later than 90 days prior to the date on which any such election must be made to the landlord and shall instead permit Seller Parent to give back space that it or one of its Affiliates is subleasing at One Commerce Square.  If Seller Parent elects to give back space that it is subleasing at One Commerce Square, Buyer shall, and shall cause it Affiliates to, cooperate with any reasonable request of Seller Parent in connection therewith, including providing any necessary notices to the landlord.

Section 4.19 Names of Members of the Company Group; Transitional Use of Certain Trademarks.

(a) Buyer acknowledges and agrees that all right, title and interest in and to the Seller Trademarks are owned exclusively by Seller Parent or its Affiliates.  Except as provided in Section 4.19(b), from and after the Closing, Buyer shall not use, and shall cause the Company Group not to use, the names “Lincoln,” “Lincoln National,” or “Lincoln Financial” or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators (“Trademarks”) that contain or comprise any Trademark owned or used by Seller Parent or any of its Affiliates prior to the Closing (“Seller Trademarks”) (other than those Trademarks set forth in Schedule 2.17(a) of the Seller Disclosure Schedule that are owned by the Company Group) or any Trademark confusingly similar thereto.  In furtherance of the foregoing, promptly following the Closing, Buyer shall, and shall cause the Company Group to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Company Group, including, without limitation, any business cards, schedules, stationery, packaging materials, displays, signs, sales, marketing and promotional materials, manuals, forms, websites, email, computer software and other materials and systems.  Notwithstanding the forgoing, nothing in this Section 4.19(a) shall preclude the Company Group from making any reference to the Seller Trademarks in internal historical, tax, employment or similar records or for purposes of prospectus and similar disclosures describing the historical relationship of the Company Group and the Funds with Seller Parent and its Affiliates.

(b) To the extent the Seller Trademarks are used by the Company Group on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (“Marked Materials”), the Company Group may use such Marked Materials after the Closing without altering or modifying such Marked Materials for a transitional period not to exceed six months; provided that (i) no member of the Company Group shall use such trademarks, service marks, brand names or trade, corporate or business names in any other manner during the time thereafter and (ii) no member of the Company Group shall reorder any Marked Materials after the Closing Date.  The foregoing permitted use is subject to (A) compliance by the Company Group with the quality control requirements and guidelines in effect for the Seller Trademarks as of the Closing Date and (B) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such materials used by the Company Group identifying in a readily observable manner that the Company Group is no longer an Affiliate of Seller Parent.  Buyer shall indemnify and hold Seller Parent and its Affiliates harmless from and against any liabilities, obligations, losses or damages arising from the use of such Marked Materials after the Closing Date.

Section 4.20 Company Group Website.  For nine months following the Closing, Seller Parent shall enable visitors to its home page to access the Company Group’s new home page after such visitors acknowledge that the Company Group is no longer an Affiliate of Seller Parent and they wish to continue to the Company Group’s new home page.

Section 4.21 Use of Trade Performance Information.

(a) Unless otherwise permitted under a written agreement between Seller Parent or one of its Affiliates (other than the Company Group) and the Company Group entered into after the Closing, Seller Parent agrees that it will not, and will cause its controlled Affiliates not to, use the Trade Performance Information to the extent attributable to accounts managed by the Company Group (other than any such accounts that are accounts of Seller Parent or its Affiliates (other than the Company Group) or an insurance, annuity, retirement or similar product or fund created, sponsored, advised or administered by Seller Parent or its Affiliates (other than the Company Group) (such Trade Performance Information , the “Covered Trade Performance Information”)); provided that the foregoing shall not restrict the use of the Covered Trade Performance Information by Seller Parent or its controlled Affiliates in connection with the marketing, management or administration of any insurance, annuity, retirement or similar product or fund to which any portion of the Trade Performance Information relates to the extent permitted by Applicable Law.

(b) Following the Closing, Seller Parent shall, and shall cause its Affiliates to, upon reasonable notice by Buyer or its Affiliates to Seller Parent, provide such access to the members of the Company Group to all documentation relating to any Trade Performance Information maintained by Seller or Seller Parent.

Section 4.22 Non-Solicitation of Company Group Employees.  During the period beginning immediately following the Closing and ending on the second anniversary of the Closing Date, Seller Parent shall not, and shall cause each of its Affiliates not to, directly or indirectly, cause, solicit, induce, encourage or hire for employment or otherwise engage any individual who, at the Closing, is an employee of the Company Group; provided that nothing herein shall prohibit Seller and its Affiliates from (i) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice and that are not specifically directed at any employee of the Company Group or (ii) soliciting or hiring any individual whose employment with the Company Group is terminated.

Section 4.23 APRA Regulatory Actions.  Prior to the Closing, the Seller Parent shall cause the Company Group to use its commercially reasonable efforts to take the actions described in Schedule 4.23 (which to the extent such action requires the consent, approval or other action of a Sub-Advised Fund or other third party shall be to the extent within the control of the Company Group).

Section 4.24 Certain Trademarks.  At or prior to Closing, Seller shall cause the Company Group to use its commercially reasonable efforts to (i) secure the release of any security interests granted against U.S. Trademark No. 1,310,369 for DELAWARE TAX-FREE MONEY FUND and 1,332,508 for DELAWARE CASH RESERVE, both in favor of Chemical Bank, as collateral agent (which security interests may be evidenced by a document recorded at reel/frame 1134/0044 at the United States Patent and Trademark Office ("USPTO")), (ii) file all documents with the USPTO necessary to either record the releases if such security interests had previously been granted or to remove the incorrect recordation if no security interests had in fact been granted; and (iii) provide copies of all such filings together with filing receipts to Buyer.

ARTICLE V

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 5.1 Mutual Conditions.  The obligation of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

(a) (i) No Order preventing the consummation shall be in effect and (ii) no statute, rule, regulation or Order shall have been enacted by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated hereby; and

(b) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

Section 5.2 Conditions to the Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Each of the representations and warranties of Seller set forth in Section 2.5 shall be true and correct in all respects as of the Closing as if made on the Closing (except with respect to Section 2.5(b), any immaterial inaccuracies thereof for DIUS).  Each of the representations and warranties of Seller set forth in Section 2.1 (Organization) (first, second and third sentences only), Section 2.2 (Authority), Section 2.6 (Subsidiaries) (first, second, third, fifth and sixth sentences only) and Section 2.21 (Brokers and Finders), shall be true and correct in all material respects as of the Closing as if made on the Closing (except for any representation or warranty made with respect to a specific date, which shall be so true and correct only with respect to such specific date).  The other representations and warranties of Seller Parent and Seller set forth in Article II and Section 7.1 of this Agreement shall be true and correct in all respects (determined without regard to any qualifications as to materiality or Company Material Adverse Effect or Fund Material Adverse Effect) as of the Closing Date as though made at and as of such time (except for any representation or warranty made with respect to a specific date, which shall be so true and correct only with respect to such specific date), except for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect or a Fund Material Adverse Effect;

(b) Seller Parent and Seller shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing;

(c) An appropriate senior officer of Seller Parent shall deliver to Buyer a certificate dated as of the Closing Date signed by him on behalf of Seller Parent confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 5.2;

(d) The Closing Revenue Run-Rate shall not be less than 75% of the Base Revenue Run-Rate;

(e) Since the date hereof, no event, change, occurrence or circumstance shall have occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(f) APRA shall not have provided notice to Buyer of (i) its objection to the consummation of the purchase by Buyer of the Shares or (ii) the imposition of any burdensome and material financial restriction on Buyer in order for APRA not to have provided Buyer notice of such objection; provided, that (A) any objection by APRA on the grounds that the requirements of APRA Prudential Standard APS 120 (Securitisation) have not been complied with shall not constitute a notice or imposition for the purposes of clauses (i) or (ii) and (B) in the event that such notice is not provided by APRA in writing, (x) Buyer will request that APRA provide such notice in writing and (y) if APRA does not provide such written notice, Buyer shall deliver to Seller a certificate of a senior executive officer of Buyer providing a summary, in reasonable detail, of the oral notice received from APRA and certifying that, based on such oral notice, the condition set forth in this Section 5.2(f) has not been satisfied; and

(g) Seller and the appropriate member of the Company Group (or appropriate Affiliates thereof) shall have executed and delivered to Buyer all of the Ancillary Agreements to which they are parties.

Section 5.3 Conditions to the Obligation of Seller Parent and Seller.  The obligation of Seller Parent and Seller to consummate the transactions contemplated hereby shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Seller:

(a) Each of the representations and warranties of Buyer set forth in Section 3.1 (Organization), Section 3.2 (Authority), and Section 3.9 (Brokers and Finders), shall be true and correct in all material respects as of the Closing as if made on the Closing (except for any representation or warranty made with respect to a specific date, which shall be so true and correct only with respect to such specific date).  The other representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality or material adverse effect) as of the Closing Date (except for any representation or warranty made with respect to a specific date, which shall be so true and correct only with respect to such specific date), except for any failure(s) to be so true and correct that, individually and in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to comply with its obligations hereunder in a timely manner;

(b) Buyer shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Buyer shall each have delivered to Seller a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer thereof confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 5.3; and

(d) Buyer shall have executed and delivered to Seller all of the Ancillary Agreements.

Section 5.4 Frustration of Closing Conditions.  Neither Seller Parent or Seller, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by its breach of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by written consent of each party hereto;

(ii) by any party hereto, if any Order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(iii) by Seller Parent (on behalf of itself and Seller), if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.1 or 5.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date;

(iv) by Buyer, if there shall be a breach by Seller Parent or Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 5.1 or 5.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date; or

(v) by Seller Parent (on behalf of itself and Seller) or Buyer if the Closing does not occur by the close of business on the nine-month anniversary of the date hereof (the “Termination Date”); provided, that notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (v) if it is in breach of any of its representations or warranties, or has failed to perform any covenant or agreement contained in this Agreement on the Termination Date and such breach shall have been the cause (in whole or in part) of, or shall have resulted in, the failure of the Closing to occur by the Termination Date.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 6.2.

Section 6.2 Survival after Termination.  If this Agreement is terminated in accordance with Section 6.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 4.5(b) (final proviso only), 4.7, this Section 6.2 and Article IX, and except that the Confidentiality Agreement shall remain in effect in accordance with its terms.  Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Representations.  Except as set forth in a correspondingly labeled section of the Seller Disclosure Schedule, Seller Parent and Seller hereby jointly and severally represent and warrant to Buyer as follows:

(a) Each member of the Company Group, or Seller Parent or its Affiliate on behalf of such member of the Company Group, has (i) duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed in all jurisdictions in which such Tax Returns are required to be filed (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid all material amounts of Taxes required to be paid whether or not shown on such Tax Returns other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate provisions have been made therefor on the Company Financial Statements, in accordance with GAAP.

(b) No member of the Company Group is the subject of any audit for any material amount of Taxes.  There are no other assessments, reassessments, actions, objections, appeals outstanding relating to Taxes of any Company Group member, or any other audits or investigations by any Taxing Authority in progress, nor has Seller, Seller Parent or any Company Group member received any written or, to the actual knowledge of the chief financial officer or Chief Tax Officer of either Seller or Seller Parent, any oral, notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c) There are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns of any member of the Company Group.

(d) Each member of the Company Group, or Seller Parent or its Affiliate on behalf of such member of the Company Group, has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and remitted or paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under such Applicable Laws.

(e) There are no Encumbrances for Taxes upon the assets or properties of any member of the Company Group except for Permitted Encumbrances.

(f) Seller has delivered (or caused to be delivered) to Buyer correct and complete copies of all federal, state, local, and foreign income Tax Returns (or, where consolidated returns were filed, such portions thereof that relate to any member of the Company Group), examination reports, and statements of deficiency assessed against or agreed to by, or on behalf of, the Company or any member of the Company Group (but only to the extent that such reports and/or statements relate to the Company or a member of the Company Group) filed or received since December 31, 2005.

(g) Neither the Company nor any member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (C) intercompany transaction or excess loss account within the meaning of Code Section 1502 and the regulation promulgated thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law).

(h) Neither the Company nor any member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) No member of the Company Group was ever a member of any consolidated, combined, unitary, affiliated or similar group filing (or required to file) a consolidated, combined or unitary income Tax Return other than the group of which Seller Parent is the common parent for any taxable year for which the assessment of Taxes has not expired pursuant to the relevant statutes of limitations.  No member of the Company Group has any liability for any Taxes of any Person other than a member of the Company Group (A) as a transferee or successor, (B) by contract, or (C) otherwise.

(j) No member of the Company Group is a party to any Tax indemnity, Tax sharing, allocation or similar agreement (whether or not written) with any Person other than obligations in customary agreements with third parties entered into in the ordinary course of business.

(k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by the Company or any member of the Company Group by reason of Section 162(m) .

(l) No Claim has been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(m) No member of the Company Group has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 7.2 Preparation of Tax Returns and Payment of Taxes.

(a) Seller Parent shall prepare and file (or cause to be prepared and filed) all Tax Returns of the members of the Company Group required to be filed for all Pre-Closing Tax Periods.  Unless otherwise required by a change in Applicable Law, such Tax Returns shall be prepared in a manner consistent with past practice.  In the case of any such Tax Return that requires the signature of any officer or employee of any member of the Company Group, Seller Parent shall deliver (or cause to be delivered) such Tax Returns (together with all supporting documents) to Buyer for its review and comment not later than 30 days prior to the due date of such Tax Returns.  Seller Parent shall incorporate all reasonable changes requested by Buyer, at least 20 days prior to the due date of such Tax Returns, and Buyer shall cause an appropriate officer or employee to sign such Tax Return.  Subject to Section 7.2(d) below, Buyer shall return such Tax Return to Seller Parent no later than 2 Business Days after receipt thereof.  To the extent permitted by Applicable Law and consistent with past practice, Seller Parent shall include the members of the Company Group in the consolidated, combined, unitary or similar Tax Returns filed by Seller Parent or its Affiliates for such Pre-Closing Tax Periods.  Seller Parent shall be liable for and shall timely pay or cause to be paid to the applicable Taxing Authority all Taxes shown to be due on such Tax Returns, provided, however, that no later than five days after the due date (including extensions) of such Tax Returns, Buyer shall reimburse Seller Parent for any amounts shown on the Final Closing Balance Sheet as a liability for Taxes with respect to such Pre-Closing Tax Periods.

(b)           Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the members of the Company Group required to be filed for all Straddle Periods, and shall timely pay or cause to be paid to the applicable Taxing Authority all Taxes shown to be due on such Tax Returns.  Buyer shall provide such Tax Returns to Seller Parent for its review and comment at least 30 days prior to the filing date of such Tax Returns.  Buyer shall incorporate all reasonable changes requested by Seller Parent at least 20 days prior to the due date of such Tax Returns.

(c)           Buyer shall be free to file any Tax Return and to seek a ruling, guidance or similar action from any Taxing Authority for any Post-Closing Tax Period in the manner and with respect to the issues that Buyer chooses.  Notwithstanding the foregoing, if Buyer determines to cause or permit Delaware Management Business Trust-Delaware Management Company Series, solely with respect to its own operations, to seek a ruling or request formal guidance from any Taxing Authority for any Post-Closing Tax Period, Buyer shall or shall cause Delaware Management Business Trust-Delaware Management Company Series to (i) notify Seller that it intends to take such action; (ii) provide Seller with a draft of any proposed submission at least 30 days prior to the date of intended submission; and (iii) consult with Seller and consider Seller's views and comments in good faith with respect to the submission, which views and comments shall be provided to Buyer within 10 days of receipt by Seller of such submission, it being understood that Buyer shall not be required to amend its submission to reflect Seller's views and comments.

(d)           In the event of a dispute with respect to Tax Returns relating to Straddle Periods or any Tax Return required to be signed by any officer or employee of the Company Group pursuant to this Section 7.2, Buyer and Seller Parent shall negotiate in good faith, for a period of no more than 5 days (or such shorter period as is practicable under the circumstances in order to permit timely filing of the applicable Tax Return) to resolve such dispute, and in the event Buyer and Seller Parent are unable to fully resolve such dispute within such period, they shall refer their remaining differences to the Independent Accounting Firm, and shall request that the Independent Accounting Firm resolve any such differences at least 5 days prior to the due date for the filing (including extensions) of the applicable Tax Return, in order that such Tax Return may be timely filed.  If the Independent Accounting Firm does not reach a determination with respect to such dispute at least two days prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.  Following the Independent Accounting Firm’s determination, if needed, such party shall file an amended Tax Return.  Seller Parent shall pay Buyer its allocable share, as determined pursuant to Section 7.4(c), of Taxes shown to be due on any Tax Return for any Straddle Period no later than two days prior to the due date (including extensions) of such Tax Returns, but only to the extent that the amount of such Taxes exceeds any liability for Taxes attributable to such Straddle Periods included in the Final Closing Balance Sheet (or the worksheets thereto).

Section 7.3 Tax Refunds.

(a)           Except as provided in Section 7.3(b), if Buyer determines that any member of the Company Group has received a refund, credit or offset of Taxes attributable to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date, such refund shall be for the account of Seller Parent.

Buyer shall pay over to Seller Parent any such refund (after taking into account any Taxes and out-of-pocket expenses associated with such refund) within 10 days after Buyer or any of its Affiliates receives such refund (or after the relevant Tax Return is filed in which the credit or offset is applied against Buyer’s or any of its Affiliates’ liability for Taxes); provided, however, that Seller Parent, upon the request of Buyer, shall repay such refund (plus penalties, interest, or other charges) to Buyer or the appropriate member of the Company Group within five days of such request, in the event that Buyer or such member of the Company Group is required to repay such refund to the Taxing Authority.  Provided that doing so could not reasonably be expected to have any adverse effect on Buyer or any of its Affiliates, Buyer shall, upon the reasonable request of Seller Parent and at Seller Parent’s sole expense, file, or cause the relevant member of the Company Group to file, any amended Tax Returns or claims for refunds, credits or offsets attributable to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date.

(b)           To the extent permissible under Applicable Law, Buyer shall cause the members of the Company Group to elect not to carry back any losses realized in Post-Closing Tax Periods to Pre-Closing Tax Periods.  Where such an election is not possible, Seller Parent shall, upon the request of Buyer and at Buyer’s sole expense, agree to permit the relevant member of the Company Group to file an amended Tax Return or claim for refund for a Pre-Closing Tax Period solely for the purpose of carrying back a loss or other Tax attribute generated in a Post-Closing Tax Period to a Pre-Closing Tax Period.  Any refund, credit or offset received pursuant to the previous sentence shall be for the account of Buyer; provided, however, that Buyer, upon the request of Seller Parent, shall repay such refund (plus penalties, interest, or other charges) to Seller Parent within five days of such request, in the event that Seller Parent or such member of the Company Group is required to repay such refund to the Taxing Authority.  Seller Parent shall pay over to Buyer the amount of any such refund, credit or offset (after taking into account any Taxes and out-of-pocket expenses associated with such refund) within 10 days after Seller Parent or any of its Affiliates receives such refund (or after the relevant Tax Return is filed in which the credit or offset is applied against Seller Parent’s or any of its Affiliates’ liability for Taxes).

Section 7.4 Tax Indemnification.

(a) Following the Closing Date, and subject to the other terms of this Article VII, Seller Parent shall indemnify, defend and hold harmless Buyer Indemnified Parties, without duplication, from and against, and pay to the applicable Buyer Indemnified Party the amount of, any and all Losses arising out of, resulting from or attributable to any and all (i) Taxes of Seller Parent or its Subsidiaries (other than members of the Company Group), including Taxes imposed on any member of the Company Group for any taxable period ending before or including the Closing Date solely by reason of Treasury Regulation 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) Taxes of any member of the Company Group (or any predecessor thereof) for (A) any Pre-Closing Tax Periods, and (B) the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 7.4(c)); (iii) subject to Section 8.1, 8.4(a) and 8.6, the failure of any of the representations and warranties contained in Section 7.1 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein); (iv) the failure to perform any covenant contained in this Agreement with respect to Taxes; and (v) Transfer Taxes for which Seller is responsible pursuant to Section 7.7, provided, however, that Seller Parent shall not be required to indemnify Buyer pursuant to this Section 7.4(a) for Losses in respect of Taxes (x) except to the extent that such Taxes exceed, in the aggregate, the total amount of Taxes shown as a liability on the Final Closing Balance Sheet, or (y) that are Excluded Taxes.

(b) Following the Closing Date, and subject to the other terms of this Article VII, Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties, without duplication, from and against, and pay to the applicable Seller Indemnified Party the amount of, any and all Losses arising out of, resulting from or attributable to (i) [Intentionally deleted]; (ii) notwithstanding anything to the contrary in Section 7.4(a)(ii), Taxes imposed on Delaware Management Business Trust-Delaware Management Company Series for Pre-Closing Tax Periods commencing with calendar year 2003 by reason of Buyer having taken or caused or permitted Delaware Management Business Trust-Delaware Management Company Series to take the actions described in the second sentence of Section 7.2(c) of this Agreement; (iii) Excluded Taxes; (iv) failures to perform any covenant contained in this Agreement with respect to Taxes except for the covenant set forth in the second sentence of Section 7.2(c); and (v) Transfer Taxes for which Buyer is responsible pursuant to Section 7.7, provided, however, that in the cases of Losses described in clause (ii) of this Section 7.4(b), Buyer shall be required to indemnify Seller Indemnified Parties for only thirty percent (30%) of such Losses.

(c) Straddle Periods.

(i) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date, shall be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (based on the closing of the books method).

(ii) The parties shall, to the extent permitted or required under Applicable Law, take all actions necessary to treat the Closing Date as the last day of the taxable year or period of each member of the Company Group for all Tax purposes.  The parties shall cause such members of the Company Group to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

Section 7.5 Tax Proceedings.

(a) Buyer shall control, manage and be responsible for any audit, contest, claim, proceeding or inquiry in respect of Taxes (each, a “Tax Proceeding”) with respect to any member of the Company Group for any Post-Closing Tax Period and shall have the right to settle or contest any such Tax Proceeding.

(b) Buyer and Seller Parent shall jointly control, manage and be responsible for any Tax Proceeding with respect to any member of the Company Group for any Straddle Period, provided, that such Tax Proceeding shall not be settled without the mutual written consent of Seller Parent and Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Seller Parent shall control, manage and be responsible for any Tax Proceeding with respect to any member of the Company Group for any Pre-Closing Tax Period and shall have the right to settle or contest any such Tax Proceeding, provided, however, that Buyer shall be entitled to participate at its own expense in any such Tax Proceeding the resolution of which could increase the Taxes of or otherwise adversely affect any member of the Company Group for any Post-Closing Tax Period, provided, further, that such Tax Proceeding shall not be settled without the written consent Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Each party shall promptly notify the other party in writing of the commencement of any Tax Proceeding of which such party, any member of the Company Group or any of their respective Affiliates has been informed in writing by any Taxing Authority relating to Tax Returns of the Company Group for any Pre-Closing Tax Period or Straddle Period.  Such notice shall describe the asserted Tax Proceeding in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect thereof; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such other party of its obligations under this Article VII, except to the extent that such other party is actually and materially prejudiced thereby.

Section 7.6 Coordination; Survival.  Except as provided in Sections 8.1, 8.2(d), 8.4(a) and 8.6 with respect to any claim for indemnification pursuant to Section 7.4(a)(iii), claims for indemnification with respect to Taxes shall be governed by this Article VII.  For the avoidance of doubt, if any claim for indemnification with respect to Taxes could be governed by both Section 7.4(a)(iii) and any other clause of Section 7.4(a), the indemnity claim and payment shall be governed by and treated as being made solely pursuant to such other clause of Section 7.4(a).  Any such claim made pursuant to this Article VII must be made within the period that is 30 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue.

Section 7.7 Transfer Taxes.  Any fees, duties, sales, use, transfer, documentary, recording, registration, stamp or similar Taxes (all including penalties, interest and other charges with respect thereto, “Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement shall be borne equally by Seller, on the one hand, and Buyer, on the other hand, and each of Seller and Buyer shall cooperate with respect to the preparation and filing of any Tax Returns with respect to Transfer Taxes.

Section 7.8 Section 338 Election.  Neither Buyer nor Seller Parent or any of their respective Affiliates shall make or cause or permit to be made any election under Section 338 of the Code in connection with the transactions contemplated by this Agreement.

Section 7.9 Cooperation and Retention of Records.

(a) Buyer and Seller Parent shall provide each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to the Company Group as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including, without limitation, (i) the preparation and filing of any Tax Return or form (including any pro forma Tax Return), amended Tax Return or claim for refund; (ii) resolution of disputes and audits; (iii) contest or compromise of any Tax claim; (iv) determination of any Tax liability or right to a refund of Taxes; (v) participation in or conduct of any Tax Proceeding; and (vi) furnishing each other with copies of all correspondence received from any Taxing Authority in connection with any audit or information request.  Notwithstanding the foregoing, neither party nor any of its Affiliates shall be entitled to any information regarding or a copy of any consolidated, combined, affiliated or unitary Tax Return which includes Seller or Buyer (provided, however, that to the extent that such Tax Return would be required to be delivered but for this sentence, the person that would be required to deliver such Tax Return shall instead deliver the portion of such Tax Return applicable solely to the Company Group or appropriate member thereof or, to the extent this is not reasonably practicable, a pro forma Tax Return relating solely to the Company Group or appropriate member thereof).  Each such party shall make employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Notwithstanding the obligations contained in this Section 7.9, no party shall be required to provide access or information or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of it or its Affiliates or contravene any Applicable Law, fiduciary duty or material binding agreement.

(b) Each of Seller Parent and Buyer shall retain all books and records in its possession with respect to Tax matters pertinent to the parties hereto and any member of the Company Group relating to Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (and, to the extent notified by Seller or Buyer, any extensions thereof) of the respective taxable periods.

Section 7.10 Purchase Price Adjustment.  All payments made with respect to this Article VII shall be treated as adjustments to the Purchase Price for Tax purposes, except as otherwise required pursuant to Applicable Law.

Section 7.11 Termination of Tax Sharing Agreements.  On or before the Closing Date, Seller Parent shall terminate (or cause to be terminated) all Tax sharing, allocation or similar agreements or arrangements, if any, to which any member of the Company Group, on the one hand, and Seller Parent or any Affiliate (other than a member of the Company Group), on the other hand, are parties, and neither Seller Parent nor any Affiliate of Seller Parent, on the one hand, or any member of the Company Group, on the other hand, will have any liability thereunder to each other on or after the Closing Date, nor shall any such liabilities be included in the Estimated Closing Balance Sheet or the Final Closing Balance Sheet.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.  All representations and warranties in this Agreement or in any certificate executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing until and including the date that is two years following the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1 (first, second and third sentences only), 2.2, 2.5, 2.6 (first, second, third, fifth and sixth sentences only), 2.21, 3.1, 3.2 and 3.9 shall survive indefinitely and provided, further, that the representations and warranties set forth in Sections 2.16 (solely to the extent such representations and warranties relate to Seller Plans) and 7.1 shall survive until 30 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations.  If written notice of a claim has been given in the manner required by Article VII or Article VIII prior to the expiration of the applicable representations and warranties by the party seeking indemnification for such claim, then the relevant representations and warranties of the other party shall survive as to such claim until such claim has been finally resolved pursuant to such Article.  All covenants and other agreements the performance of which is specified to occur on or prior to the Closing, shall survive the Closing until the date that is two years following the Closing Date, and all covenants and other agreements that by their terms are to be performed after the Closing Date, shall survive the Closing in accordance with their terms.

Section 8.2 Indemnification.

(a) Following the Closing, and subject to the other terms of this Article VIII, Seller Parent shall indemnify, defend and hold harmless, Buyer and its Affiliates (including the Company Group) and each of their respective directors, officers, employees, stockholders, representatives and agents (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay to the applicable Buyer Indemnified Parties, the amount of any and all claims, interest, fines, penalties, assessments, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ consultant, and other professionals’ fees and expenses) actually incurred by any of them whether or not involving a third party claim (collectively, “Losses” and individually, a “Loss”), arising out of, resulting from or attributable to (i) any failure of any representation or warranty made by Seller Parent or Seller in this Agreement to be true and correct in all respects (excluding any failure of any representation or warranty made with respect to Taxes, which shall be governed exclusively by Article VII), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality including Company Material Adverse Effect or Fund Material Adverse Effect set forth therein (other than the defined term “Material Contracts” as used therein and the representations and warranties in Section 2.7(a), Section 2.8(a)(ii), Section 2.11(d) (third sentence), clause (ii) of Section 2.11(f) and Section 2.11(i) (second sentence), for which such limitations or qualifications shall be given full effect), (ii) any breach of any covenant or agreement of Seller Parent or Seller under this Agreement (excluding any breach of any covenant or agreement relating to Taxes set forth in Article VII, which shall be governed exclusively by Article VII), (iii) the Retained Disputes or (iv) any breach of the Logan Circle Agreements occurring prior to the Closing.

(b) Following the Closing, and subject to the other terms of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller Parent and its Affiliates and each of their respective directors, officers, employees, stockholders, representatives and agents (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties, any and all Losses arising out of, resulting from or attributable to (i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct in all respects, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality including material adverse effect set forth therein, (ii) any breach of any covenant or agreement of Buyer under this Agreement, or (iii) any Losses incurred by the Seller Indemnified Parties as a result of claims by or on behalf of participants and their beneficiaries in the Company 401(k) Plan against the Seller for following the Buyer's directions to terminate the Company 401(k) Plan (other than Losses resulting from Seller's willful misconduct or gross negligence) in accordance with Section 4.12(e) or as a result of the actions of the Buyer or the Company Group to effectuate such termination.

(c) Notwithstanding any other provision of this Agreement to the contrary, no party shall have any liability hereunder or otherwise for any special, consequential, exemplary or punitive damages or lost business opportunity; provided, that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

(d) The right to indemnification will not be affected by any investigation conducted at any time with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any representations, warranties, covenants or obligations.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of, or compliance with, any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(e) Seller Parent and Seller release the Company Group of any and all claims of Seller Parent or one of its Affiliate (other than the Company Group) against the Company Group of which Seller Parent has any actual knowledge, including any and all claims based in indemnification or contribution, in respect of any covenant, agreement or obligation to be performed by the Company Group prior to the Closing Date, other than any claim (x) pursuant to this Agreement or (y) for accrued and unpaid obligations under any Affiliate Agreement.  Buyer releases Seller Parent and its Affiliates of any and all claims of any member of the Company Group against Seller Parent or on one of its Affiliates (other than the Company Group) of which any member of the Company Group has any actual knowledge, including any and all claims based in indemnification or contribution, in respect of any covenant, agreement or obligation to be performed by Seller Parent or Seller prior to the Closing Date, other than any claim (x) pursuant to this Agreement or (y) for accrued and unpaid obligations under any Affiliate Agreement.  For the avoidance of doubt, the parties agree that the foregoing releases shall not affect any rights under the Ancillary Agreements.

Section 8.3 Indemnification Procedure.

(a) Promptly after the Person seeking indemnification (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that, in the reasonable judgment of the Indemnified Party, would reasonably be expected to give rise to indemnification under this Agreement (but in any event not later than 10 Business Days prior to the time any response to the asserted claim is required), the Indemnified Party shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Claim Notice not involving a third party claim, the Indemnifying Party shall, as soon as practicable after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written agreement signed by the parties.  If the Indemnified Party and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction.

(c) Promptly after receipt by the Indemnifying Party of a Claim Notice of a third-party claim delivered in accordance with Section 8.3(a) to the Indemnifying Party, such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the retention of counsel of the Indemnifying Party’s choosing); provided, that, the Indemnified Party shall give its prior consent to the retention of such counsel (such consent not to be unreasonably withheld or delayed).  If the Indemnifying Party elects not to so defend any third party claim, the Indemnified Party may, but is not obligated to, defend such third party claim on behalf of and for the account and risk of the

Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article VIII, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.  The Indemnified Party shall cooperate in the compromise of, or defense against, such claim.  Notwithstanding anything herein in this Section 8.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (such consent not to be unreasonably withheld or delayed), settle or compromise any third party claim or permit a default or consent to an entry of any judgment unless such settlement or compromise (x) relates solely to monetary damages and (y) provides for a full release of the Company Group defendant with respect to the claim(s) being settled (or, in the case of a settlement or compromise that applies to all claims against all Company Group defendants, provides for  full and complete release of all such defendants for all such claims); provided, that such settlement or compromise shall not contain any admission or finding of wrongdoing on behalf of the Company Group or any of its officers or employees.  Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof at the Indemnifying Party’s cost and expense if (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.  After any such claim has been filed or initiated, each party shall provide reasonable access to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.  The foregoing control provisions shall not apply to claims for indemnity arising under Article VII, the procedures for which are set forth therein.

Section 8.4 Limitation of Liability.

(a) Notwithstanding any provision of this Agreement to the contrary, Seller Parent shall not be liable in respect of any indemnification obligation for Losses under Section 8.2(a)(i) and Section 7.4(a)(iii) (i) with respect to any claim or series of related claims unless such claim or series of related claims involves Losses in excess of $50,000 (the “De Minimis Threshold”) (and, for the avoidance of doubt, any such claim or series of related claims that do not meet or exceed the De Minimis Threshold shall not be applied to or considered for purposes of calculating the aggregate amount of the Losses for purposes of the Indemnity Deductible under Section 8.4(a)(ii)), (ii) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 8.4(a) and Section 7.4(a)(iii) exceeds $3 million (such amount, the “Indemnity Deductible”), in which case Seller Parent shall be liable for such Losses in excess of the Indemnity Deductible, or (iii) in excess of 25% of the Purchase Price (such amount, the “Indemnity Cap”) in the aggregate for all such Losses; provided that (A) the De Minimis Threshold,

Indemnity Deductible and Indemnity Cap shall not apply to Losses to the extent related to the failure to be true and correct of any of the representations and warranties set forth in Sections 2.1 (first, second and third sentences only), 2.2, 2.5, 2.6 (first, second, third, fifth and sixth sentences only), 2.16 (solely to the extent that any Loss results from a violation of ERISA in respect of a Seller Plan) or 2.21 and (B) the De Minimis Threshold, Indemnity Cap and Indemnity Deductible shall not apply to Losses to the extent related to fraud.  Notwithstanding any provision of this Agreement to the contrary, Seller Parent shall not be liable in respect of any indemnification obligation under Section 8.2(a)(i) for aggregate Losses in excess of the Purchase Price.

(b) Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses under Section 8.2(b)(i) (i) with respect to any claim or series of related claims unless such claim or series of related claims involves Losses in excess of the De Minimis Threshold) (and, for the avoidance of doubt, any such claim or series of related claims that do not meet or exceed the De Minimis Threshold shall not be applied to or considered for purposes of calculating the aggregate amount of the Losses for purposes of the Indemnity Deductible under Section 8.4(b)(ii)), (ii) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 8.4(b) exceeds the Indemnity Deductible, in which case Buyer shall be liable for such Losses in excess of the Indemnity Deductible, or (ii) in excess of the Indemnity Cap in the aggregate for all such Losses; provided that the De Minimis Threshold, Indemnity Deductible and Indemnity Cap shall not apply to Losses (A) related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.1, 3.2 or 3.9 and (B) to the extent related to fraud.  Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses under Section 8.2(b)(i) in excess of the Purchase Price

(c) All claims for indemnification pursuant to Section 8.2(a) and 8.2(b) must be asserted by the party seeking indemnification, in writing in accordance with this Article VIII, not later than the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 8.1; provided, however, that if written notice of a claim specifying the indemnification claim in reasonable specificity (including the representations, warranties, covenants and/or agreements alleged to have been breached) has been given in accordance with this Article VIII prior to such date, such claim (and the relevant representations, warranties, covenants and/or agreements of the other party) shall survive as to such claim until such claim has been finally resolved pursuant to this Article VIII.

Section 8.5 Effect on Purchase Price.  All payments made with respect to the rights of indemnity under this Article VIII shall be treated as adjustments to the Purchase Price for Tax purposes, except as otherwise required pursuant to Applicable Law.

Section 8.6 Calculation of Losses.  In calculating any amount due hereunder in respect of Losses, Losses shall be reduced by (a) any amounts recovered by the Indemnified Party under applicable insurance policies, under any indemnification or similar agreements, or from any other Person alleged to be responsible for any Losses or other rights of recovery with respect to such Losses, net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery and (b) any Tax benefit, saving or reduction in Taxes actually realized by the Indemnified Party or its Affiliates, attributable to the accrual, incurrence or payment of any such Losses.  If an Indemnified Party or its Affiliates receives or actually realizes, as applicable, any such recovery or Tax benefit, saving or reduction in Taxes after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made up to the amount received or actually realized by the Indemnified Party or its Affiliates; provided, however, that such reimbursement shall be required only to the extent that such Tax benefit, saving or reduction in Taxes results in a cash Tax savings both (i) to the Company Group on a stand-alone basis and (ii) to any affiliated, consolidated, combined, unitary or similar group in which the members of the Company Group are included.  In the event of the occurrence of any Losses, an Indemnified Party shall use commercially reasonable efforts to seek recovery under any and all available third party insurance policies or third party indemnification obligations or other rights of recovery with respect to such Losses; provided, that, if an Indemnified Party is denied recovery under any third party insurance policy, the rights of such Indemnified Party to seek indemnification under this Agreement shall not be affected; provided, further, that (i) if an Indemnified Party reasonably determines that it will incur material out-of-pocket costs or expenses in connection with seeking any such recovery, such Indemnified Party shall be required to pursue such recovery only if the Indemnifying Party agrees to bear such costs and expenses, (ii) an Indemnified Party shall be required to commence or defend a Proceeding in connection with seeking any such recovery if the Indemnifying Party agrees to bear the out-of-pocket costs and expenses incurred by the Indemnified Party (including all fees and expenses of counsel) in connection with such Proceeding and (iii) if elected by the Indemnifying Party and to the extent permitted under the applicable policy, agreement or right, the Indemnified Party shall assign the rights to recovery under such policy, agreement or right to the Indemnifying Party, in which case the Indemnifying Party may pursue recovery under such policy, agreement or right at its cost and expense.

Section 8.7 No Duplication.  Any liability for any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.  No Person shall be entitled to any recovery under this Agreement in respect of any Loss to the extent that (i) such recovery would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Sections 1.1 and 1.4, (ii) such Loss was reflected as a liability on the Final Closing Balance Sheet or (iii) such Loss was the subject of a dispute resolved as contemplated by Section 1.4.

Section 8.8 No Set-Off.  Neither Buyer nor Seller Parent shall have any right to off-set or set-off any payment due pursuant to this Article VIII against any other payment to be made pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 8.9 Exclusive Remedy.  Following the Closing, Article VII and Article VIII shall provide the sole and exclusive remedy for any and all claims under this Agreement.  In furtherance of the foregoing, except as otherwise provided in Article VII and Article VIII, the parties hereby waive, and release each other from, to the fullest extent permitted by Applicable Law, any and all other rights, defenses, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller Parent or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Applicable Law (including any such law arising under or based upon any securities law, common law or otherwise).

Section 8.10 Assignment of Claims.  The Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign, any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments; Waiver.  This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by Seller, Seller Parent and Buyer.  No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 9.2 Entire Agreement, etc.

(a) This Agreement (including the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Letter Agreement, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

(b) The parties hereto acknowledge and agree that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II and III (as applicable), and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents (including with respect to (i) any projections, estimates or budgets for the Company Group or its businesses, (ii) any materials, documents or information relating to the Company Group or its businesses made available to Buyer or its counsel, accountants or advisors in the Data Rooms or otherwise or (iii) the information contained in any confidential information memorandum provided to Buyer in connection with the transactions contemplated hereby), except for the representations and warranties set forth in such Articles.  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY GROUP.  In furtherance of the foregoing, Buyer acknowledges and agrees that (i) it is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company Group as contemplated hereunder and (ii) it has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

Section 9.3 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.  All capitalized terms defined in Annex A shall be equally applicable to the singular and plural forms thereof.  All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  “Knowledge of the Seller” shall mean those facts that are actually known on the date hereof by Frederick J. Crawford or Lisa DeSimone, including those facts that are actually known by him or her on the date hereof after inquiry of the individuals identified in Schedule 9.3 of the Seller Disclosure Schedule.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  References to any Person include the successors and assigns of that Person.

Section 9.4 Disclosure Schedules.  The disclosure of any item or matter in the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (as applicable), nor shall such disclosure establish a standard of materiality for any purpose whatsoever.  The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 9.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.6 Notices.  Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by telecopy (provided receipt is confirmed by telephone), on the date sent or (c) if delivered by an express courier, on the second Business Day after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller Parent or Seller:

Lincoln National Corporation
150 North Radnor Chester Road
Radnor, PA 19087
Telecopy:                      (484) 583-3215
Attention:                      General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Telecopy:                      (212) 735-2000

Attention:                      David Hepp

If to Buyer:

Macquarie Bank Limited

c/- Level 7

No. 1 Martin Place

Sydney NSW 2000

Australia

Telecopy:                      +61 2 8232 4330

Attention:                      Company Secretary

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telecopy:                      (212) 310-8007

Attention:                      Frederick Green and Michael Lubowitz

Section 9.7 Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party.  No provision of this Agreement (other than the provisions of Article VII and VIII relating to Indemnified Parties) is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, or Seller, in the case of any assignment by Buyer; provided, that, prior to the Closing, Buyer may assign this Agreement to a direct or indirect majority-owned subsidiary of Macquarie Group Limited, but no such assignment shall relieve Buyer of any of its obligations hereunder and provided further that Buyer or any other creditworthy entity reasonably acceptable to Seller shall unconditionally guarantee the obligations of such Subsidiary hereunder.

Section 9.8 Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

Section 9.9 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.10 Governing Law; Venue.  This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the laws of the State New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.  The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and of the federal court located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 9.6 above shall be effective service of process for any action, suit or proceeding brought against in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County and the federal court located in New York, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties agree that a final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding and may be enforced in any other courts to whose jurisdiction the parties are or may be subject, by suit upon such judgment.

Section 9.11 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LINCOLN NATIONAL CORPORATION

By:       /s/ Dennis R. Glass

Name:           Dennis R. Glass

Title:  President and CEO

LINCOLN NATIONAL INVESTMENT COMPANIES, INC.

By:       /s/ Patrick Coyne

Name:           Patrick Coyne

Title:  President

MACQUARIE BANK LIMITED

By: /s/ S. Wikrananayce

Name:           Siemara Wikrananayce

Title: Executive Director

By:                  /s/ Ben Bruck

Name:           Ben Bruck

Title:           Executive Director

Annex A - Definitions

“Adjusted Assets Under Management” shall mean, with respect to each account of each Client, as of a specified date, the amount of assets under management by the Company Group in such account as of the Base Date, as adjusted, in the case of any determination of Adjusted Assets Under Management after the Base Date, to reflect additions and withdrawals of funds, new accounts and terminated accounts during the period after the Base Date through and including such specified date.  For the avoidance of doubt, (i) the calculation of Adjusted Assets Under Management shall not take into account any distributions of interest, dividends, income or capital gains from any account (or reinvestments of such distributions) or any increase or decrease in assets under management due to market appreciation or depreciation and any currency fluctuations after the Base Date, (ii) additions and contributions shall be taken into account only when actually funded and withdrawals shall be taken into account when they are actually funded only out of such account or, if earlier, the date on which the Company Group receives notice communicating an intention to withdraw any assets from an existing account (unless such notice has been revoked prior to the applicable date), (iii) any assets under management for any account for which members of the Company Group act as investment adviser and subadviser shall be counted only once, and (iv) any assets under management for any set of accounts one of which invests in the other shall be counted only once if members of the Company Group act as an investment adviser to both, except to the extent that an investment management fee is payable to one or more members of the Company Group in respect of both accounts.

“Advisory Agreement” shall mean any Contract entered into by a member of the Company Group for the purpose of providing investment advisory or investment management services, including any sub-advisory services, to a Person.

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, but such term shall not include any Public Fund.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, each member of the Company Group shall be an Affiliate of Seller Parent prior to the Closing and an Affiliate of Buyer following the Closing.

“Affiliate Agreement” shall have the meaning set forth in Section 2.20.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall mean each of the General Account Advisory Agreements and the Transition Services Agreement.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of FINRA or any other self-regulatory organization) applicable to and legally binding on the Company, any Fund, Buyer, Seller Parent or Seller or any of their respective Affiliates, equity holders, properties, assets, officers, directors, employees or agents, as the case may be.

“Applicable Rate” shall mean, with respect to any post-Closing payment, the applicable interest rate per annum on the Closing Date payable on United States Treasury obligations with a maturity date most closely corresponding to the period from the Closing Date up to but not including the date of such payment.

“APRA” shall mean the Australian Prudential Regulation Authority.

“Base Date” shall mean April 30, 2009.

“Base Purchase Price” shall have the meaning set forth in Section 1.1.

“Base Revenue Run-Rate” shall have the meaning set forth in Section 2.10.

“Broker-Dealer” shall have the meaning set forth in Section 2.13(d).

“Business Day” shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the city of New York or Sydney, Australia are authorized or required to close for regular banking business.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Disclosure Schedule” shall have the meaning set forth in the introduction to Article II.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer Measurement Event” shall mean, with respect to a particular Measurement Period, where the Measurement Period Revenues for such Measurement Period are less than 75% of the Seller Parent Closing Revenue Run-Rate.

“Buyer Measurement Period Payment” shall mean, with respect to a particular Measurement Period in respect of which a Buyer Measurement Event has occurred, an amount equal to the product of (a) 33% and (b) the excess of (i) 75% (or, if the Closing occurs in 2010 other than on January 1, 2010, in 2010 only, a percentage equal to (x) 75% times (y) a fraction, the numerator of which is the number of calendar days remaining in 2010 from and after the Closing Date, and the denominator of which is equal to 365) times the Seller Parent Closing Revenue Run-Rate over (ii) the Measurement Period Revenues for such Measurement Period.

“Buyer Plans” shall have the meaning set forth in Section 4.12(a).

“CDO” shall have the meaning set forth in Section 4.2(e).

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Client” shall mean any Person who is party to an Advisory Agreement pursuant to which the Company Group provides investment management or investment advisory services, including any sub-advisory services, to such Person.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Balance Sheet Principles” means (i) the accounting principles, procedures, policies and methods used to prepare the illustrative consolidated balance sheet of the Company Group attached hereto as Exhibit A and (ii) to the extent not addressed in such balance sheet, GAAP consistent with the accounting principles and practices applied in preparation of the Company Balance Sheet, with any inconsistency between the principles reflected in the Company Balance Sheet and the principles reflected in Exhibit A to be resolved in favor of Exhibit A.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Purchase Price” shall have the meaning set forth in Section 1.1.

“Closing Revenue Run-Rate” shall mean the aggregate Revenue Run-Rate for each account of each Client (other than any account (a) for which a consent has not been obtained in accordance with Section 4.2(a), (b) or (c) (as applicable), or which consent is not in effect as of the Closing Date or (b) of any Excluded Client) as of the fifth Business Day prior to the last Business Day of the calendar month ending immediately prior to the Closing Date.

“Collateral Management Agreement” means each collateral management agreement or similar investment advisory agreement related to each CDO whereby the RIA has agreed to manage assets or provide advice with respect to management of collateral, assets or synthetic assets (e.g., a notional basket of instruments) of a CDO.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the United States Commodity Exchange Act of 1936, as amended, and the rules and regulations thereunder.

“Company” shall have the meaning set forth in the recitals hereto.

“Company Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Company Benefit Plans” shall have the meaning set forth in Section 2.16(a).

“Company Capital Stock” shall have the meaning set forth in Section 2.5(a).

“Company Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Company Group” shall mean the Company and its Subsidiaries.

“Company Group Deferred Compensation Plan” shall have the meaning set forth in Section 4.12(g)(i).

“Company Group Intellectual Property” shall mean all Intellectual Property owned by the Company Group or licensed to the Company Group for use in the Company Group’s business.

“Company Material Adverse Effect” shall mean a material adverse effect on the combined business, assets or financial condition of the Company Group, taken together as a whole, provided that any such effect resulting from or arising in connection with the following shall not constitute a Company Material Adverse Effect and shall be excluded from any determination as to whether a Company Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) the entering into of this Agreement and the Ancillary Agreements or public announcement or consummation of the transactions contemplated hereby and thereby (including any losses of Company Group employees), (ii) any change or condition generally affecting the investment management industry, (iii) any change in economic, financial market, regulatory or political conditions generally (including, without limitation, any change in interest rates), (iv) any outbreak or substantial worsening of war or hostilities in which the United States is involved, or terrorist act, calamity, natural disaster or crisis within, or involving, the United States or its properties or citizens, (v) any change in Applicable Law or accounting principles or official binding interpretations thereof, (vi) any termination of Client accounts or reduction in assets under management or the Revenue Run-Rate of any Client account or (vii) any action taken by Buyer or its Affiliates, except in the case of clauses (ii) through (v), to the extent such circumstance, change in or effect has had a disproportionate impact on the Company Group as compared to similarly situated Persons in the investment management industry.

“Computer Software” shall have the meaning set forth in Section 2.17(d).

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of March 3, 2009, between Macquarie Investment Management Limited and Seller Parent.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, letter of credit, pledge, instrument, lease, mortgage, license, commitment or other arrangement, understanding, undertaking, obligation or agreement (whether written or oral) to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Covered Trade Performance Information” shall have the meaning set forth in Section 4.21.

“CTA” shall have the meaning set forth in Section 2.13(k).

“Data Rooms” shall have the meaning set forth in Section 2.1.

“De Minimis Threshold” shall have the meaning set forth in Section 8.4(a).

“Disagreement” shall have the meaning set forth in Section 1.4(c).

“Distribution Agreement” shall mean any Contract for the distribution or sale of shares or units of a Public Fund.

“DIUS” shall have the meaning set forth in Section 2.6.

“DSC” means Delaware Service Company, Inc.

“Encumbrance” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or other encumbrance of any kind.

“Equity Rights” shall have the meaning set forth in Section 2.5(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).

“Estimated Net Assets” shall mean the net assets of the Company Group as determined in accordance with GAAP, including allowances for doubtful receivables, valuations for any investments, and accruals for all liabilities, including any retention payments, determined pursuant thereto, all as reflected on the Estimated Closing Balance Sheet.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Client” shall mean any Client that is set forth in Schedule 2.10(b) of the Seller Disclosure Schedule.

“Excluded Taxes” shall mean Taxes for any Pre-Closing Tax Period and for any portion of a Straddle Period that ends on the Closing Date which Taxes are attributable to any (i) transaction or action caused or taken or permitted to be taken by Buyer or any of its Affiliates (other than the transactions or actions contemplated hereunder) on the Closing Date, but after the Closing, other than such transaction or action taken in the ordinary course of business consistent with the past practice of Seller Parent and the Company Group or (ii) except to the extent permitted by Section 7.3(b) or required by any Taxing Authority pursuant to a final determination agreed to by Seller or the Seller Parent on behalf of the relevant member of the Company Group pursuant to this Agreement, the filing of an amended Tax Return by Buyer or any of its Affiliates with respect to or including any member of the Company Group for any Pre-Closing Tax Period or Straddle Period.

“Exempt Sub-Advised Fund” shall mean a U.S. Public Fund that has obtained (or whose investment adviser has obtained) exemptive relief from the SEC that renders shareholder approval of a new Advisory Agreement for such U.S. Public Fund unnecessary.

“Fee Rate” shall have the meaning set forth in Section 2.10.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.4(b).

“Final Net Assets” shall mean the net assets of the Company Group determined in accordance with GAAP, including allowances for doubtful receivables, valuations for any investments, and accruals for all liabilities, including any retention payments, determined pursuant thereto, all as reflected on the Final Closing Balance Sheet.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Fund Material Adverse Effect” shall mean a material adverse effect on the business, assets or financial condition of a Public Fund, provided that any such effect resulting from or arising in connection with the following shall not constitute a Fund Material Adverse Effect and shall be excluded from any determination as to whether a Fund Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) the entering into of this Agreement and the Ancillary Agreements or public announcement or consummation of the transactions contemplated hereby and thereby (including any losses of Public Fund employees), (ii) any change or condition generally affecting the investment management industry, (iii) any change in economic, financial market, regulatory or political conditions generally (including, without limitation, any change in interest rates), except, in the case of clauses (ii) and (iii), to the extent having a disproportionate impact on a Public Fund as compared to similarly situated Persons in the investment management industry, (iv) any outbreak or substantial worsening of war or hostilities in which the United States is involved, or terrorist act, calamity, natural disaster or crisis within, or involving, the United States or its properties or citizens, (v) any change in Applicable Law or accounting principles or official binding interpretations thereof, (vi) any termination of Client accounts or reduction in assets under management or the Revenue Run-Rate of any Client account or (vii) any action taken by Buyer or its Affiliates.

“Fund Services Agreements” shall mean all material custody, transfer agent, shareholder servicing, administrative, accounting and other similar agreements to which a Public Fund is a party, other than any Advisory Agreement or Distribution Agreement.

“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared.

“General Account Advisory Agreement” shall mean each Advisory Agreement, to be effective as of the Closing, in the form attached hereto as Exhibit C with the Persons set forth in Exhibit E, as may be amended from time to time after the Closing pursuant to the terms thereof.

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, including any municipality or other local governmental authority, or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Grant Date” shall have the meaning set forth in Section 4.12(k).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Indemnity Cap” shall have the meaning set forth in Section 8.4(a).

“Indemnity Deductible” shall have the meaning set forth in Section 8.4(a).

"Independent Accounting Firm" shall mean such nationally recognized independent public accounting firm mutually agreed to by Seller and Buyer; provided that if Buyer and Seller do not appoint an Independent Accounting Firm within 30 days after written notice by one party to the other proposing such a firm, either party may request the American Arbitration Association to appoint as the Independent Accounting Firm a nationally recognized independent public accounting firm that has not had a material relationship with Seller and its Affiliates or Buyer and its Affiliates within the preceding two years, and such appointment shall be final, binding and conclusive.

“Information Technology Systems” means electronic data processing, information, record keeping, telecommunications and computer systems.

“Intellectual Property” shall mean, in any jurisdiction (i) any and all patents and patent applications (including without limitation reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), (ii) any and all trademarks, service marks, logos, trade dress, trade names, corporate names and domain names (whether registered or unregistered), and including all goodwill associated therewith and all applications and registrations therefor, (iii) any and all copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights, including computer programs and software (including source code, object code, data, databases and documentation therefor) and (iv) any and all rights in non-public information, trade secrets and proprietary or confidential information (including ideas, research and development, know-how, formulas, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals).

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” shall mean the Internal Revenue Service, and any successor thereto.

“IT Separation Costs” shall have the meaning set forth in Section 4.18(a).

“IT Separation Plan” shall have the meaning set forth in Section 4.18(a).

“Leases” shall have the meaning set forth in Section 2.19.

“Letter Agreement” shall mean the Letter Agreement, dated as of the date hereof, between Buyer, Seller Parent and Seller.

“LFD” shall have the meaning set forth in Section 4.18(a).

“License Agreements” shall mean all Contracts with respect to any Intellectual Property that is licensed by or to the Company Group.

“Logan Circle Agreements” shall mean the Contracts set forth under the heading “Logan Circle Agreements” in Schedule 2.9(a) of the Seller Disclosure Schedule.

“Losses” shall have the meaning set forth in Section 8.2(c).

“Marked Materials” shall have the meaning set forth in Section 4.19(b).

“Material Contract” shall mean any Contract to which any member of the Company Group is a party or by which it or any of its properties or assets is bound of the type listed below:

(a) any Advisory Agreement;

(b) any Distribution Agreement;

(c) any Fund Services Agreement;

(d) any License Agreement or Contract pertaining to the licensing of Information Technology Systems used in the ordinary course of the business of any member of the Company Group, other than (i) off-the-shelf software licenses entered into on standard terms involving commercially available software and (ii) License Agreements and such other Contracts involving fees and payments of less than $50,000;

(e) any Lease;

(f) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing an Encumbrance (other than a Permitted Encumbrance) on any of the material assets of the Company Group;

(g) any Contract that is not cancelable without penalty on 30 days’ or less notice involving annual payments in excess of $250,000;

(h) any Contract for joint ventures, strategic alliances, partnerships or sharing of profits or proprietary information;

(i) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any member of the Company Group of any operating business or material assets or the capital stock of any other Person entered into in the last three years or otherwise under which there remains unperformed obligations;

(j) any Contract for the sale of any of the assets of the Company Group other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;

(k) any Contract involving annual payments in excess of $250,000 providing for the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of any member of the Company Group;

(l) other than any Company Benefit Plan or Seller Plan, any Contract with any current or former officer, director, stockholder or Affiliate of any member of the Company Group or any “key person” or, to the Knowledge of Seller, any family member of any of the foregoing;

(m) any Contract with any labor union or association representing any employee of any member of the Company Group;

(n) other than any Company Benefit Plan or Seller Plan, any Contract under which a member of the Company Group has made advances or loans to any other Person;

(o) other than any Company Benefit Plan or Seller Plan, any Contract providing for severance, retention, change in control or other similar payments;

(p) any Contract that prohibits or restricts the ability of any member of the Company Group to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person or (other than customary non-solicits in vendor Contracts not applicable to investment professionals) to solicit or hire any person with respect to employment;

(q) other than any Company Benefit Plan or Seller Plan, any Contract to pay any consulting fee where the total guaranteed compensation for the consultant would exceed $200,000 in the aggregate per annum;

(r) any Contract requiring any member of the Company Group to co-invest with any other Person, to provide seed capital or similar investment or to invest in any investment product;

(s) any Contract that provides for earn-outs or other similar contingent obligations;

(t) any Contract that includes a “most favored nation” provision; and

(u) any “soft dollar” Contract relating to the provision or use of market data and other research-related products and services under which payments made in the form of brokerage commissions (or the value of the services received in connection with such payments) would exceed $50,000 in the aggregate per annum regardless of whether such payments are made by a member of the Company Group or a third party on behalf of the Company Group.

“Material Variance” shall mean, with respect to any rolling two year period, a negative variance of more than 5% per annum of the annual rate of return of the Accounts measured against the Risk Management Benchmark for that same period.  The parties agree that (a) for purposes of calculating the annual rate of return for the one year period ending as of the calendar quarter ending immediately prior to the Closing, such annual rate of return shall be deemed to equal the Risk Management Benchmark for such period, (b) for the purposes of determining the annual rate of return for the Accounts and the Risk Management Benchmark, the annual rate of return and Risk Management Benchmark shall not include any portion thereof attributable to (i) Excluded Assets, (ii) any portion of an Account comprised of limited partnerships or (iii) any action taken or not taken as a result of instructions by, or restrictions and practices of, the Client; provided, that, for the purpose of this sub-paragraph (iii), the rate of return applicable to the class of asset to which any such instruction, restriction or practice applies shall be deemed to equal the Risk Management Benchmark for the duration of such exclusion.

“Measurement Client” shall mean (a) Seller Parent or any Affiliate thereof and (b) any Seller Parent product set forth on Schedule 1.8 of the Seller Disclosure Schedule invested in a Company Group product set forth therein or any other investment product, fund or account created, sponsored, advised or administered by Seller Parent or its Affiliates.

“Measurement Period” shall mean each of each of calendar year 2010, 2011 and 2012.

“Measurement Period Revenues” shall mean, with respect to a particular Measurement Period, the aggregate investment advisory, investment management and subadvisory revenues (other than for the avoidance of doubt, revenues from securities, capital market or investments banking services) earned, directly or indirectly, by Buyer and its Affiliates (including the Company Group) in respect of such Measurement Period from all accounts of all Measurement Clients; provided that Measurement Period Revenues shall not include any revenues earned from (i) any account for which Seller Parent or one of Affiliates acts as an ERISA fiduciary or (ii) any account that is subject to a General Account Advisory Agreement after the time that such General Account Advisory Agreement is terminated for any reason by either party thereto.

“Monthly Fees” shall have the meaning set forth in Section 2.10.

“Multiemployer Plan” shall have the meaning set forth in Section 2.16(d).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.16(d).

“Negative Consent Notice” shall have the meaning set forth in Section 4.2(c)(ii).

“Notice of Disagreement” shall have the meaning set forth in Section 1.5(c).

“NYSE” shall mean The New York Stock Exchange, Inc.

“One Commerce Square” shall mean the property located at One Commerce Square, Philadelphia, PA.

“Order” shall mean any order, injunction, judgment, doctrine, decree, ruling or writ of a Governmental Authority.

“Organizational Documents” shall mean, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.

“Participant” shall have the meaning set forth in Section 4.12(g)(i).

“Performance Fee” shall mean any performance fee or incentive fee payable under any Advisory Agreement.

“Performance Fee Calculation Period” shall have the meaning set forth in Section 1.6.

“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

“Permitted Encumbrances” shall mean (i) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; (ii) statutory liens for current Taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workmen’s and repairmen’s Encumbrances arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company or any member of the Company Group of any Contract or Applicable Law or (iv) Encumbrances disclosed in policies of title insurance which have been delivered to Buyer.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, joint stock company, unincorporated organization, Governmental Authority or other entity.

“Plan” shall mean each Company Benefit Plan and each Seller Plan, as applicable.

“Post-Closing Tax Period” shall mean any taxable year or period that begins after the Closing Date.

“Post Closing Vesting Date” shall have the meaning set forth in Section 4.12(k).

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date.

“Proceedings” shall have the meaning set forth in Section 2.15.

“Public Fund” shall mean each U.S. Sponsored Fund and UCIT.

“Public Fund Board” shall mean the board of directors or trustees (as applicable) of the applicable U.S. Public Fund.

“Purchase Price” shall have the meaning set forth in Section 1.1(a).

“Purchase Price Adjustment Event” shall mean the termination of a General Account Advisory Agreement by an Affiliate of Seller Parent other than any such termination following the occurrence of any of the following events:

(a)
(i) the gross negligence or willful misconduct of the Adviser (for purposes of this definition, as defined in the applicable General Account Agreement) in managing any Account (for purposes of this definition, as defined in the applicable General Account Agreement), (ii) a material violation of law by the Adviser with respect to the management of any Account or (iii) the imposition of any material sanction, restriction or penalty imposed by a Regulatory Authority on the Adviser that the Client (for purposes of this definition, as defined in the applicable General Account Agreement) determines could reasonably be expected to have a material and adverse effect on the Adviser’s ability to manage the Accounts;

(b)
for a period of 90 consecutive days, the number of Approved Managers managing the Accounts is less than a majority of the total number of Approved Managers set forth in Exhibit F; provided that the Client may not terminate this Agreement pursuant to this clause (b) if the Client has approved pursuant to Section 2.11(a) of the applicable General Account Agreement a sufficient number of new Approved Managers (for purposes of this definition, as defined in the applicable General Account Agreement) so that the number of Approved Managers is a majority of the total number of Approved Managers set forth in Exhibit F;

(c)
(c) (i) if, for any calendar quarter ending on or after the one year anniversary of the Closing Date, there is a Material Variance of the Accounts for any rolling two year period ending at the end of any such calendar quarter (any such calendar quarter at the end of which there is a Material Variance, a “Measurement Quarter”) and (ii) there remains a Material Variance for each two year rolling period ending at the end of each of the next four calendar quarters following the Measurement Quarter, a decision by the Client’s board of directors in the good faith exercise of its fiduciary duties to terminate the Agreement because the Client’s interests are better served with another investment adviser; or

(d)
the Adviser’s material breach of this Agreement (other than breaches of Section 2.7 which shall be subject to the standard set forth in clause (a) above) that (if curable) has not been cured by the Adviser within 30 days of the Client providing written notice, unless the Client agrees in writing to extend such cure period.

“Purchase Price Adjustment Payment Amount” shall mean, with respect to a particular Purchase Price Adjustment Event, a portion of the Purchase Price equal to the product of (i) a fraction, the numerator of which is equal to the number of full months remaining in the period measured from the Closing Date through the ten year anniversary thereof after such Purchase Price Adjustment Event, and the denominator of which is equal to 120 and (ii) the amount set forth on Exhibit E hereto opposite the name of the applicable Affiliate of Seller Parent.

“Qualified Plans” shall have the meaning set forth in Section 2.16(e).

“Registered IP” shall have the meaning set forth in Section 2.17(a).

“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Retained Disputes” shall have the meaning set forth in Section 4.4(c).

“Revenue Run-Rate” shall mean, with respect to any account of any Client, as of a specified date, the aggregate annualized investment advisory, investment management and subadvisory fees for such account payable to the Company Group as of such specified date, determined by multiplying (a) the Adjusted Assets Under Management for such account as of such specified date by (b) the applicable Fee Rate (or, in the case of any U.S. Sponsored Fund, 80% of the Fee Rate) for such account derived from the Monthly Fees for the calendar month immediately prior to the calendar month in which the Closing Date falls (not including any performance-based or incentive fees, and net of any subadvisory fees paid to a Person not a member of the Company Group).  The calculation of the applicable annual fee rates used in the Closing Revenue Run-Rate shall be made in a manner consistent with the methodologies used for the calculation of the applicable annual fee rates used in the Base Revenue Run-Rate.

“Revenue Run-Rate Adjustment Amount” means the product of (a) the Base Purchase Price multiplied by (b) the excess, if any, of (i) 90% over (ii) a fraction (expressed as a percentage) the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Revenue Run-Rate (provided that the resulting excess percentage calculated pursuant to this clause (b) shall not exceed 15%).

“Revenue Sharing Arrangement” means any agreement pursuant to which a member of the Company Group is obligated to make a payment to a third party for services rendered by such third party out of the advisory fee otherwise payable to a member of the Company Group based on the assets under management attributable to such third party.

“RIA” has the meaning set forth in Section 2.12(g).

“Risk Management Benchmark” shall mean the risk management benchmark utilized in the Lincoln Financial Group Investment Review process for the Accounts as quarterly re-weighted and which shall be consistent with the past practice of the Client as of the date hereof, with any variance from such risk management benchmark determined in accordance with the methodology employed in the Lincoln Financial Group Investment Review process as of the date hereof, excluding the variance, if any, attributable to the Accounts’ Investment Policies (for purposes of this definition, as defined in the applicable General Account Agreement).

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” shall have the meaning set forth in the introduction to Article II.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.2(b).

“Seller Parent” shall have the meaning set forth in the preamble hereto.

“Seller Parent Closing Revenue Run-Rate” shall mean the aggregate Revenue Run-Rate calculated as of the fifth Business Day prior to the last Business Day of the calendar month ending immediately prior to the Closing Date for all accounts of any Client that is (a) an account that is the subject of a General Account Advisory Agreement and (b) any Seller Parent product set forth on Schedule 1.8 of the Seller Disclosure Schedule invested in a Company Group product set forth therein; provided that the Seller Parent Closing Revenue Run-Rate shall not include any Revenue Run-Rate attributable to (a) any account for which Seller Parent or one of Affiliates acts as an ERISA fiduciary or (ii) any account that is subject to a General Account Advisory Agreement after the time that such General Account Advisory Agreement is terminated for any reason by either party thereto.

“Seller Parent Deferred Compensation Plan” shall have the meaning set forth in Section 4.12(g)(i).

“Seller Parent Measurement Event” shall mean, with respect to a particular Measurement Period, where the Measurement Period Revenues for such Measurement Period are greater than 125% of the Seller Parent Closing Revenue Run-Rate.

“Seller Parent Measurement Period Payment” shall mean, with respect to a particular Measurement Period in respect of which a Seller Parent Measurement Event has occurred, an amount equal to the product of (a) 20% and (b) the excess of (A) the Measurement Period Revenues for such Measurement Period over (B) 125% (or, if the Closing occurs in 2010 other than on January 1, 2010, in 2010 only, a percentage equal to (x) 125% times (y) a fraction, the numerator of which is the number of calendar days remaining in 2010 from and after the Closing Date, and the denominator of which is equal to 365) times the Seller Parent Closing Revenue Run-Rate.

“Seller Plans” shall have the meaning set forth in Section 2.16(a).

“Seller Trademarks” shall have the meaning set forth in Section 4.19(a).

“Shares” shall have the meaning set forth in the recitals.

“Straddle Period” shall mean any taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other

Persons performing similar functions or (ii) beneficially owns 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) in each case, directly or indirectly through one or more other Persons; provided that no Public Fund shall be a Subsidiary of Seller or any member of the Company Group.

“Taxes” shall mean all federal, state, local, foreign or other taxes, imposts, rates, levies, assessments and other charges imposed by any Taxing Authority (and all interest and penalties thereon and additions thereto), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, occupation, premium, customs duties, alternative, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated and withholding taxes, fees and charges with respect to taxes of any kind whatsoever.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Proceeding” shall have the meaning set forth in Section 7.5(a).

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, estimated tax returns or forms, information returns, information statements and other statements, forms and documents and amended returns (including all schedules, exhibits, and other attachments thereto) filed or required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes and including, where permitted or required, such portions of combined, consolidated or unitary returns that includes any member of the Company Group.

“Termination Date” shall have the meaning set forth in Section 6.1(a)(v).

“Trade Performance Information” shall mean the investment performance record and related historical performance data of the Company Group (or any member thereof) for any period in question.

“Trademarks” shall have the meaning set forth in Section 4.19(a).

“Transaction Notice” shall have the meaning set forth in Section 4.2(c)(i).

“Transfer Agent” shall have the meaning set forth in Section 2.13(h).

“Transfer Taxes” shall have the meaning set forth in Section 7.7.

“Transition Services Agreement” shall have the meaning set forth in Section 4.18(b).

“True-Up Period” shall have the meaning set forth in Section 1.5(a).

“Trust Company” shall have the meaning set forth in Section 2.13(i).

“Two Commerce Square” shall mean the property located at Two Commerce Square, Philadelphia, PA.

“UCIT” shall mean a collective investment scheme governed by the Irish regulations on Undertakings for the Collective Investment of Transferable Securities.

“Unaudited Company Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“U.S. Public Fund” shall mean an investment company (or series thereof) registered under the Investment Company Act for which a member of the Company Group provides advisory or subadvisory services pursuant to an Advisory Agreement.

“U.S. Sponsored Fund” means each of the U.S. Public Funds listed in Schedule 2.11(a) of the Seller Disclosure Schedule.

“USPTO” shall have the meaning set forth in Section 4.24.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.